Filed pursuant to Rule 424(b)(2)
Registration No. 333-158875

CALCULATION OF REGISTRATION FEE

Class of securities offered	Maximum aggregate offering price	Amount of registration fee
Convertible Senior Notes due 2014	$800,000,000(1)	$44,640(2)
Common Stock	(3)	(3)

(1)	Includes Notes that may be purchased by underwriters under their option to purchase additional notes.
(2)	The filing fee of $44,640 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(3)	No additional consideration will be received for the common shares issuable upon conversion of the convertible senior notes due 2014. No additional registration fee is required pursuant to Rule 457(i) under the Securities Act.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158875

Prospectus Supplement

(To prospectus dated April 29, 2009)

(a société anonyme incorporated under the laws of the Grand Duchy of Luxembourg having its registered office at 19, avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg, and registered with the Registre de Commerce et des Sociétés of Luxembourg under number B 82.454)

$700,000,000

5.00% Convertible Senior Notes due 2014

ArcelorMittal (the “Issuer” or “we” or “ArcelorMittal” or the “Company”) is offering $700,000,000 principal amount of 5.00% notes due May 15, 2014 (the “Notes”). Each Note has a nominal value and a principal amount of $1,000.

Noteholders will have the right (the “Conversion Right”) to receive upon conversion, at the option of the Issuer, shares of ArcelorMittal, the Cash Value, or a combination thereof. The initial Conversion Ratio will be 33.1675 shares of ArcelorMittal common stock per $1,000 principal amount of Notes, subject to certain adjustment provisions as described herein.

The Notes will bear interest from May 6, 2009 (the “Issue Date”) at a rate of 5.00% per annum of the stated principal amount payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2009. The Notes mature on May 15, 2014.

Under specified circumstances investors may require us to repurchase Notes for a price equal to the principal amount of Notes to be repurchased plus accrued and unpaid interest to the repurchase date. We will not be permitted to redeem the Notes at our option prior to their stated maturity.

The Notes will constitute the direct, general, unsecured and unsubordinated obligations of the Issuer and will rank pari passu with all present or future unsecured and unsubordinated obligations and guarantees of the Issuer, subject to any applicable statutory exceptions.

Concurrently with this offering, ArcelorMittal is making a public offering of 125,143,915 common shares of ArcelorMittal (140,882,634 shares if the Underwriters exercise their over-allotment option). This offering is not contingent upon consummation of the concurrent common share offering.

Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page 12 of this prospectus supplement.

	Per Note	Total

Public Offering Price(1)	100%	$700,000,000
Underwriting Discount(2)	1.18%	$8,260,000
Proceeds, before expenses to us	98.82%	$691,740,000

(1)	Plus accrued interest, if any, from May 6, 2009
(2)	See “Underwriting.”

We have granted the Underwriters an option, exercisable within a 30-day period following the date of the original issuance of the notes, to purchase up to an additional $100,000,000 aggregate principal amount of the Notes solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We intend to file an application with the Luxembourg Stock Exchange for the listing of the Notes on the Official List of the Luxembourg Stock Exchange and for the admission to trading on the Luxembourg Stock Exchange’s regulated market. We do not intend to apply to list the Notes on any other securities exchange. ArcelorMittal’s common shares are listed on the New York Stock Exchange, or NYSE (symbol “MT”), the Luxembourg Stock Exchange (symbol “MT”), the NYSE Euronext European markets (Paris, Amsterdam and Brussels) (symbol “MT”) and the stock exchanges of Madrid, Barcelona, Bilbao and Valencia (the “Spanish Stock Exchanges”) (symbol “MTS”). On April 29, 2009, the last sale price of the shares as reported on the New York Stock Exchange was $22.94 per share.

The Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about May 6, 2009.

Sole Global Coordinator and Bookrunner

Goldman, Sachs & Co.

Bookrunners

CALYON	Société Générale Corporate & Investment Banking

Joint Bookrunner

Morgan Stanley

Co-Bookrunners

BNP PARIBAS	ABN AMRO	HSBC	Citi	J.P. Morgan

The date of this prospectus supplement is April 29, 2009.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. No person has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. ArcelorMittal is not making an offer to sell these securities in any jurisdiction where the offer or sale are not permitted. This document may only be used where it is legal to sell these securities.

You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus supplement. ArcelorMittal’s business, financial condition, results of operations and prospects may have changed since that date.

As used in this prospectus supplement, “ArcelorMittal,” “we,” “our,” “us” and the “Company” refer to ArcelorMittal (formerly known as Mittal Steel Company N.V. (“Mittal Steel”) and its consolidated subsidiaries, unless the context otherwise requires or unless otherwise specified. “Underwriters” refers to Goldman Sachs International, CALYON, Société Générale, Morgan Stanley & Co. International plc, BNP PARIBAS, ABN AMRO Bank N.V., London Branch, HSBC Bank plc, Citigroup Global Markets Limited and J.P. Morgan Securities Ltd. References to “Shares” are to the common shares of ArcelorMittal.

Unless otherwise indicated, all information contained in this prospectus supplement assumes no exercise of the Underwriters’ option to purchase up to an additional $100,000,000 aggregate principal amount of notes.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows ArcelorMittal to “incorporate by reference” the information it files with it, which means that ArcelorMittal can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that ArcelorMittal files with the SEC will automatically update and supersede this information. ArcelorMittal incorporates by reference the following documents:

•	ArcelorMittal’s annual report on Form 20-F for the year ended December 31, 2008 (File No. 333-146371), which is referred to as ArcelorMittal’s “2008 Form 20-F;” and

•

ArcelorMittal’s report on Form 6-K filed on April 29, 2009 and indicating incorporation by reference into the March 3, 2009 Form F-3 and prospectus therein, incorporating a press release entitled “ArcelorMittal Reports First Quarter 2009 Results.”

ArcelorMittal also incorporates by reference into this prospectus any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act of 1934, as amended (which is referred to as the “Exchange Act”), before the termination of the offering, and, to the extent designated therein, reports on Form 6-K that ArcelorMittal furnishes to the SEC before the termination of the offering.

Any statement contained in the 2008 Form 20-F shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement but not delivered with the prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at ArcelorMittal USA Inc., 1 South Dearborn Street, 19th Floor, Chicago, IL 60603, Attention: Ms. Lisa M. Fortuna, Manager, Investor Relations, telephone number: (312)  899-3985.

WHERE YOU CAN FIND MORE INFORMATION

ArcelorMittal files reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings ArcelorMittal makes electronically will be available to the public over the Internet on the SEC’s website at www.sec.gov and on ArcelorMittal’s web site at www.arcelormittal.com. The references above to the ArcelorMittal website and the website of the SEC are inactive textual references to the uniform resource locator (URL) and are for your reference only.

ENFORCEABILITY OF CIVIL LIABILITIES

ArcelorMittal is organized under the laws of the Grand Duchy of Luxembourg with its principal executive offices and corporate seat in Luxembourg. The majority of ArcelorMittal’s directors and senior management are residents of jurisdictions outside the United States. The majority of ArcelorMittal’s assets and the assets of these persons are located outside the United States. As a result, U.S. investors may find it difficult to effect service of process within the United States upon ArcelorMittal or these persons or to enforce outside the United States judgments obtained against ArcelorMittal or these persons in U.S. courts, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against ArcelorMittal or these persons in courts in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against ArcelorMittal’s directors and senior management and non-U.S. experts named in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements based on estimates and assumptions. This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, statements concerning the business, future financial condition, results of operations and prospects of ArcelorMittal, including its subsidiaries. These statements usually contain the words “believes”, “plans”, “expects”, “anticipates”, “intends”, “estimates” or other similar expressions. For each of these statements, you should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although it is believed that the expectations reflected in these forward-looking statements are reasonable, there is no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected effects on the business, financial condition, results of operations or prospects of ArcelorMittal.

These forward-looking statements speak only as of the date on which the statements were made, and no obligation has been undertaken to publicly update or revise any forward-looking statements made in this prospectus or elsewhere as a result of new information, future events or otherwise, except as required by applicable laws and regulations. In addition to other factors and matters contained or incorporated by reference in this prospectus, it is believed that the following factors, among others, could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the downturn in the global economy and any protracted global recession or a depression;

•	the risk of a protracted fall in steel prices or of price volatility;

•	the risk that excessive capacity may hamper the steel industry’s recovery and prolong the downward cycle;

•	any volatility or increases in the cost, or shortages in the supply, of raw materials, energy and transportation;

•	the risk that unfair practices in steel trade could negatively affect steel prices and reduce ArcelorMittal’s profitability;

•	the risk that national trade restrictions could reduce or eliminate ArcelorMittal’s access to steel markets;

•	the risk that developments in the competitive environment in the steel industry could have an adverse effect on ArcelorMittal’s competitive position;

•	increased competition from other materials, which could significantly reduce market prices and demand for steel products;

•	legislative or regulatory changes, including those relating to protection of the environment and health and safety;

•

the risk that ArcelorMittal’s high level of indebtedness and the adverse conditions prevailing in global credit markets could make it substantially more difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business;

•	ArcelorMittal’s ability to manage its growth;

•	Mr. Lakshmi N. Mittal’s ability to exercise significant influence over the outcome of shareholder voting;

•	any loss or diminution in the services of Mr. Lakshmi N. Mittal, ArcelorMittal’s Chairman of the Board of Directors and Chief Executive Officer;

•	the risk that the earnings and cash flows of ArcelorMittal’s operating subsidiaries may not be sufficient to meet future needs or for planned dividends or share buy-backs;

•

the risk that changes in assumptions underlying the carrying value of certain assets, including as a result of deteriorating market conditions, could result in impairment of tangible and intangible assets, including goodwill;

•

the risk that significant capital expenditure and other commitments ArcelorMittal has made in connection with past acquisitions may limit its operational flexibility and add to its financing requirements;

•	risks relating to ArcelorMittal’s mining operations;

•	the risk that non-fulfillment or breach of transitional arrangements may result in the recovery of aid granted to some of ArcelorMittal’s subsidiaries;

•	ArcelorMittal’s ability to fund underfunded pension liabilities;

•	the risk of labor disputes;

•	economic policy risks and uncertainties in the countries in which it operates or proposes to operate;

•	the risk of disruption or volatility in the economic, political or social environment in the countries in which ArcelorMittal conducts business;

•	fluctuations in currency exchange rates, commodity prices, energy prices and interest rates;

•	the risk of disruptions to ArcelorMittal’s operations;

•	damage to ArcelorMittal’s production facilities due to natural disasters;

•	the risk that ArcelorMittal’s insurance policies may provide limited coverage;

•	the risk of product liability claims adversely affecting ArcelorMittal’s operations;

•	the risk of potential liabilities from investigations and litigation regarding antitrust matters;

•	the risk of unfavorable changes to, or interpretations of, the tax laws and regulations in the countries in which ArcelorMittal operates;

•	the risk that ArcelorMittal may not be able fully to utilize its deferred tax assets; and

•	the risk that U.S. investors may have difficulty enforcing civil liabilities against ArcelorMittal and its directors and senior management.

These factors are discussed in more detail in this prospectus, including under “Risk Factors,” and in the documents incorporated by reference herein.

PRESENTATION OF CERTAIN INFORMATION

Financial Information

The audited consolidated financial statements of ArcelorMittal (of which Mittal Steel is the predecessor) and its consolidated subsidiaries, including the consolidated balance sheets as of December 31, 2007 and 2008, and the consolidated statements of income, changes in equity and cash flows for each of the years ended December 31, 2006, 2007 and 2008, which we refer to as the

“ArcelorMittal Consolidated Financial Statements,” are contained in ArcelorMittal’s 2008 Form 20-F and have been incorporated by reference in this prospectus. The ArcelorMittal consolidated financial statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

The financial information and certain other information presented in a number of tables in this prospectus have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column. In addition, certain percentages presented in the tables in this prospectus reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers.

Market Information

This prospectus (including the documents incorporated by reference herein) includes industry data and projections about ArcelorMittal’s markets obtained from industry surveys, market research, publicly available information and industry publications. Statements on ArcelorMittal’s competitive position contained in this prospectus are based primarily on public sources including, but not limited to, publications of the International Iron and Steel Institute. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. ArcelorMittal has not independently verified this data or determined the reasonableness of such assumptions. In addition, in many cases ArcelorMittal has made statements in this prospectus regarding its industry and its position in the industry based on internal surveys, industry forecasts and market research, as well as its own experience. While these statements are believed to be reliable, they have not been independently verified, and ArcelorMittal does not make any representation or warranty as to the accuracy or completeness of such information set forth in this prospectus.

v

SUMMARY

This summary highlights selected information about ArcelorMittal and the Shares being offered. It may not contain all of the information that may be important to you. Before investing in the Shares, you should read the entire prospectus carefully for a more complete understanding of ArcelorMittal’s business and this offering, including the section entitled “Risk Factors” and the documents incorporated by reference herein, including its annual report on Form 20-F for the year ended December 31, 2008 and its financial statements.

ArcelorMittal

ArcelorMittal is the world’s largest and most global steel producer based on production volumes. It results from the combination in 2006 of Mittal Steel and Arcelor, at the time respectively the world’s largest and second largest steel companies by production volume.

ArcelorMittal had sales of approximately $124.9 billion, steel shipments of approximately 101.7 million tonnes and crude steel production of approximately 103.3 million tonnes for the year ended December 31, 2008, as compared to sales of approximately $105.2 billion, steel shipments of approximately 109.7 million tonnes and crude steel production of approximately 116.4 million tonnes for the year ended December 31, 2007.

ArcelorMittal’s net income attributable to equity holders of the parent for the year ended December 31, 2008 was $9.4 billion, as compared with net income attributable to equity holders of the parent of $10.4 billion for the year ended December 31, 2007.

As of December 31, 2008, ArcelorMittal had equity of $59.2 billion, total debt of $34.1 billion and cash and cash equivalents, including restricted cash, of $7.6 billion, as compared to equity of $61.5 billion, total debt of $30.6 billion and cash and cash equivalents, including restricted cash, of $8.1 billion as of December 31, 2007.

ArcelorMittal has been built on a management strategy that emphasizes size and scale, vertical integration, product diversity and quality, continuous growth in higher value products, a strong employee well-being and customer service focus. ArcelorMittal intends to continue to play a leading role in the consolidation of the global steel industry and to remain the global leader in the steel industry. The Company’s three-dimensional strategy, as described below, is its key to sustainability and growth. ArcelorMittal has unique geographical and product diversification coupled with upstream and downstream integration designed to minimize risk caused by cyclicality.

Geography: ArcelorMittal is the largest steel producer in the Americas, Africa and Europe, and the second largest producer in the Commonwealth of Independent States (“CIS”) region, with a growing presence in Asia, particularly China. ArcelorMittal has steel-making operations in 20 countries on four continents, including 66 integrated, mini-mill and integrated mini-mill steel-making facilities. As of March 31, 2009, ArcelorMittal had approximately 305,000 employees.

ArcelorMittal operates its business in six reportable operating segments: Flat Carbon Americas; Flat Carbon Europe; Long Carbon Americas and Europe; Asia, Africa and CIS (“AACIS”); Stainless Steel; and Steel Solutions and Services. ArcelorMittal’s steel-making operations have a high degree of geographic diversification. Approximately 36% of its steel is produced in the Americas, approximately 49% is produced in Europe and approximately 15% is produced in other countries, such as Kazakhstan, South Africa and Ukraine. In addition, ArcelorMittal’s sales are spread over both developed and developing markets, which have different consumption characteristics.

Products: ArcelorMittal produces a broad range of high-quality finished, semi-finished carbon steel products and stainless steel products. Specifically, ArcelorMittal produces flat products, including sheet and plate, long products, including bars, rods and structural shapes, and stainless steel products. ArcelorMittal sells its products primarily in local markets and through its centralized marketing organization to a diverse range of customers in approximately 180 countries, including the automotive, appliance, engineering, construction and machinery industries.

As a global steel producer, the Company is able to meet the needs of different markets. Steel consumption and product requirements clearly differ between mature economy markets and developing economy markets. Steel consumption in mature economies is weighted towards flat products and a higher value-added mix, while developing markets utilize a higher proportion of long products and commodity grades. To meet these diverse needs, the Company maintains a high degree of product diversification and seeks opportunities to increase the proportion of its product mix consisting of higher value-added products.

Value Chain: ArcelorMittal has significant raw material and mining assets, as well as certain strategic cost-plus based long-term contracts with external suppliers. Through its captive sources ArcelorMittal believes that it is the fifth largest producer of iron ore in the world. In 2008 (assuming full production of iron ore at Dofasco for captive use), approximately 47% of ArcelorMittal’s iron-ore requirements and approximately 13% of its coal requirements were supplied from its own mines or from long-term contracts at many of its operating units. The Company currently has iron ore mining activities in Algeria, Brazil, Bosnia, Canada, Kazakhstan, Mexico, South Africa, Ukraine and the United States and has projects under development or prospective development in Liberia, Senegal, Mauritania and India. The Company currently has coal mining activities in Kazakhstan, Russia, South Africa and the United States. It has projects under prospective development in India and Mozambique, and has a strategic investment in an Australian pulverized coal producer. ArcelorMittal also has made strategic investments in order to secure access to other raw materials including manganese, molybdenum and ferro alloys.

In addition, ArcelorMittal is the world’s largest producer of direct reduced iron, or DRI, which is a scrap substitute used in the mini-mill steel-making process, with total production of approximately 8.1 million tonnes in 2008. ArcelorMittal’s DRI production is primarily used in its mini-mill facilities to supplement external metallics purchases. ArcelorMittal is one of the world’s largest producers of coke, a critical raw material for steel-making produced from metallurgical coal, and it satisfies over 90% of its coke needs through its own production facilities. ArcelorMittal’s facilities have good access to shipping facilities, including through ArcelorMittal’s own 12 deep-water port facilities and linked railway sidings.

ArcelorMittal has its own downstream steel distribution business, primarily run through its division Steel Solutions and Services. It also provides value-added and customized steel solutions through further processing to meet specific customer requirements.

Competitive Strengths

The Company believes that the following factors contribute to its success in the global steel industry:

Market leader. ArcelorMittal is the world’s largest steel producer, with an annual production capacity of over 130 million tonnes of crude steel for the year ended December 31, 2008. Steel shipments for the year ended December 31, 2008 totaled approximately 101.7 million tonnes.

ArcelorMittal is the largest producer of steel in North and South America and Africa, the second largest steel producer in the CIS region, and has a growing presence in Asia, including interests in China. It is also the largest steel producer in the European Union, with significant operations in France, Germany, Belgium, Spain, Luxembourg, Poland, the Czech Republic and Romania. In addition, many of ArcelorMittal’s operating units have access to developing markets that are expected to experience, over time, above-average growth in steel consumption (such as Central and Eastern Europe, South America, Africa and CIS).

ArcelorMittal has a diversified portfolio of products to meet a wide range of customer needs across all steel-consuming industries, including the automotive, appliance, engineering, construction, energy and machinery industries. The Company sells its products in local markets and through a centralized marketing organization to customers in approximately 180 countries. ArcelorMittal’s diversified product offering, together with its distribution network and research and development (“R&D”) programs, enable it to build strong relationships with customers, which include many of the world’s major automobile and appliance manufacturers. With approximately 21% of the worldwide market share of flat steel sheets for the automotive industry, ArcelorMittal is a strategic partner for the major original equipment manufacturers (“OEMs”), and has the capability to build long-term contractual relationships with them based on early vendor involvement, contributions to global OEM platforms and common value-creation programs.

By operating a portfolio of assets that is diversified across product segments and geographical regions, ArcelorMittal benefits from a number of natural hedges designed to foster relatively stable cash flows in normal economic circumstances and protect it over time from weaknesses in any one particular country or region, as well as volatility in commodity and currency markets.

Research and Development. R&D supports ArcelorMittal’s business units in process and product improvement to produce the best quality steel at low cost and environmental impact. With 14 major research centers, ArcelorMittal possesses an R&D capability unique in the steel industry. Their locations worldwide enable quick transfers of achievements to ArcelorMittal plants across the world. In addition, ArcelorMittal’s close relationship with its customers enables it to foster innovation and work with them to meet their evolving needs and develop new steel products and solutions. To improve its research efficiency and to achieve a high level of scientific knowledge, ArcelorMittal maintains strong academic partnerships with world-class scientific and technical universities.

The main focuses of ArcelorMittal’s R&D are:

•

In process research, ArcelorMittal places significant emphasis on cost-effective processes (related to energy savings and raw materials selection), quality, environmental improvements and efficient deployments of resulting process improvements throughout its plants worldwide.

•

In the automotive sector, ArcelorMittal’s engineering teams resident at customers’ plants work with OEMs from the design stage of new product launches, helping to create vehicles that are lighter, stronger, safer and more attractive to end-purchasers. ArcelorMittal continues to lead the way with advanced high-strength steels (AHSS) and high deformability steels in conjunction with a quick deployment at all worldwide customers’ locations.

•

In construction and civil engineering markets, ArcelorMittal works to develop new products and solutions addressing safety, health, cost-efficiency, affordability, durability, energy-efficiency, environmental impact, comfort and transportability.

•	In the appliances industry, ArcelorMittal develops cost-effective products and solutions, while anticipating new legal and regulatory environmental requirements.

•	In the stainless market, ArcelorMittal develops new grades to provide cost-efficient and high value-added products.

•	ArcelorMittal takes part in the development of new energy-saving technologies with the production of new, fully processed grades of electrical steel—a growing presence in the wind energy sector.

For the year ended December 31, 2008, ArcelorMittal’s R&D expense was approximately $295 million.

Diversified and efficient producer. As a vertically-integrated global steel manufacturer with a leading position in many markets, ArcelorMittal benefits from scale and production cost efficiencies in various markets and a measure of protection against the cyclicality of the steel industry and raw materials prices.

•

Diversified production process. Approximately 73 million tonnes of crude steel are produced through the basic oxygen furnace route, approximately 26 million tonnes through the electric arc furnace route and approximately 4 million tonnes of crude steel through the open hearth furnace route. This provides ArcelorMittal with greater flexibility in raw material and energy use, and increased ability to meet varying customer requirements in the markets it serves.

•	Product and geographic diversification. By operating a portfolio of assets that are diversified across product segments and geographical areas, ArcelorMittal benefits from a number of natural hedges.

•

Upstream integration. ArcelorMittal believes that its relatively high level of self-sufficiency in key raw materials (including 47% iron-ore self-sufficiency, and substantial quantities of metallurgical coal) is a competitive advantage over time. Additionally, ArcelorMittal benefits from the ability to optimize the efficient use of raw materials in its steel-making facilities, a global procurement strategy and the implementation of overall company-wide knowledge management practices with respect to raw materials. Certain of its operating units also have access to infrastructure, such as deep-water port facilities, railway sidings and engineering workshops that lower its transportation and logistics costs.

•

Downstream integration. ArcelorMittal’s downstream integration through the Steel Solutions and Service division enables it to provide customized steel solutions to its customers more directly. The Company’s downstream assets have cut-to-length, slitting and other processing facilities, which provide value additions and help it to maximize operational efficiencies.

Business improvement through company-wide Knowledge Management Program. Knowledge sharing and implementation of best practices are an integral part of ArcelorMittal’s management philosophy. Through its global Knowledge Management Program (“KMP”), ArcelorMittal shares, develops and utilizes its knowledge and experience across its facilities to accelerate improvement in business performance. The KMP covers all key functional areas, such as procurement, marketing, logistics and health and safety, as well as the main steps in steel production and processing. The KMP includes ongoing detailed benchmarking, regular technical meetings and information-sharing at the corporate, regional and operating levels and inter-plant expert and operational support to drive performance improvement. The KMP enables each business unit to benefit from the scale and reach of its global presence and to have access to the best practices and experience within the company. ArcelorMittal believes that the KMP provides a differentiating advantage to its business performance by continuously contributing to reduced procurement and conversion costs and enhanced safety, quality, productivity and profitability.

Dynamic responses to steel market challenges and opportunities. ArcelorMittal’s management team has a strong track record and extensive experience in the steel industry. Management had the vision to recognize and take full advantage of the strong steel market trend from 2004 to mid-2008. By responding quickly and decisively to opportunities, management succeeded in building the world’s largest steel company. Even as ArcelorMittal grew in recent years (in large part due to its expertise in acquisitions and turnarounds as described below), it put itself and the steel industry as a whole on stronger footing to weather the current market downturn. The consolidation in the sector led by ArcelorMittal has created an industry with fewer, stronger and more disciplined companies and the industry therefore has adjusted more rapidly to the recent sudden collapse in demand than in past downturns. Management has shown similar dynamism in response to the current market downturn. Following the sudden collapse of the market in September 2008, ArcelorMittal was the leader in the steel sector in taking an aggressive response to the crisis, swiftly implementing production cuts, cost cuts and debt reduction to help it weather the downturn and maintain its leading position. Production cuts have ranged up to 45% across all units since September 2008, and have helped the Company to begin reducing inventories. Planned cost savings of $5 billion over five years have been announced, and debt reduction (with “net debt” (long-term debt net of current portion plus payables to banks and current portion of long-term debt less cash and cash equivalents, restricted cash and short-term investments) targeted for a $10 billion reduction in 2009 from third-quarter 2008 levels) is on track. Management’s flexibility and agility have allowed ArcelorMittal to shift quickly from the growth-oriented approach that prevailed in early 2008 to a crisis response that is focused on prudent deployment of cash and reduction of costs, while continuing to provide customers with superior value-added steel products and solutions.

Proven expertise in steel acquisitions and turnarounds. ArcelorMittal’s management team has proven expertise in successfully acquiring and subsequently integrating operations, and turning around underperforming assets within tight timeframes. The Company utilizes a disciplined approach to investing and uses teams with diverse expertise from different business units across the Company for evaluating any new asset, conducting due diligence and monitoring integration and post-acquisition performance. Since the inception of ArcelorMittal’s predecessor company Mittal Steel in 1989, the Company has grown through a series of acquisitions and by improving the operating performance and financial management at the facilities that it has acquired. In particular, ArcelorMittal seeks to improve acquired businesses by eliminating operational bottlenecks, addressing any historical under-investments and increasing acquired facilities’ capability to produce higher quality steel. The Company introduces focused capital expenditure programs, implements company-wide best practices, balances working capital, ensures adequate management resources and introduces safety and environmental improvements at acquired facilities. ArcelorMittal believes that these operating and financial measures have reduced costs of production, increased productivity and improved the quality of steel produced at these facilities.

Employees. Knowing them to be the Company’s most valuable assets, ArcelorMittal’s management devotes considerable effort towards securing the right people and enhancing their productivity in four key ways: (1) organizational effectiveness, which aligns the organizational structure with the Company’s goals and operations; (2) resourcing, which ensures that the right people are in the right roles; (3) succession planning and development; and (4) performance management through measures such as management review and incentive programs.

Corporate responsibility. In recognition of the significance that ArcelorMittal places on corporate responsibility (“CR”) as an element of its core business strategy, a revised CR strategy has been developed and communicated to employees, investors and other stakeholders. Based on ArcelorMittal’s values and vision, the CR strategy is based on the principles of investing in individuals by focusing on safety, employee development and social dialogue; channeling the Company’s expertise to develop cleaner processes and create more environmentally sound products; and enriching and engaging local communities by measuring the direct economic impacts of ArcelorMittal’s operations. These three principles are underscored by a commitment to transparent governance practices.

Business Strategy

ArcelorMittal’s success has been built on a consistent strategy that emphasizes size and scale, vertical integration, product diversity, continuous growth in higher value products and a strong customer focus. ArcelorMittal intends to continue to be the global leader in the steel industry, in particular through the following:

Three-dimensional strategy for sustainability and growth. ArcelorMittal has unique geographical and product diversification, coupled with upstream and downstream integration that reduces exposure to risk and cyclicality. This strategy can be broken down into its three major elements:

Geography: ArcelorMittal is the largest producer of steel in Europe, North and South America, Africa, the second largest steel producer in the CIS region, and has a growing presence in Asia, particularly in China. ArcelorMittal has steel-making operations in 20 countries on four continents, including 66 integrated, mini-mill and integrated mini-mill steel-making facilities which provide a high degree of geographic diversification. Approximately 36% of its steel is produced in the Americas, approximately 49% is produced in

Europe and approximately 15% is produced in other countries, such as Kazakhstan, South Africa and Ukraine. ArcelorMittal is able to improve management and spread its risk by operating in six segments (Flat Carbon Americas, Flat Carbon Europe, Long Carbon Americas and Europe, AACIS, Stainless Steel, and Steel Solutions and Services) reflecting its geographical and product diversity.

Worldwide steel demand in recent years has been driven by growth in developing economies, in particular in Brazil, Russia, India, China, Eastern Europe and Turkey (the “BRICET” countries). The Company’s expansion strategy over recent years has given it a leading position in Africa, Central and Eastern Europe, South America and Central Asia. The Company is also building its presence in China and India. As these economies develop, local customers will require increasingly advanced steel products as market needs change.

Products: As a global steel producer, ArcelorMittal is able to meet the needs of diverse markets. Steel consumption and product requirements are different in mature economy markets and developing economy markets. Steel consumption in mature economies is weighted towards flat products and a higher value-added mix, while developing markets utilize a higher proportion of long products and commodity grades. To meet these diverse needs, ArcelorMittal maintains a high degree of product diversification and seeks opportunities to increase the proportion of its product mix consisting of higher value-added products. The Company produces a broad range of high-quality finished, semi-finished carbon steel products and stainless steel products.

Value chain: ArcelorMittal has access to high-quality and low-cost raw materials through its captive sources and long-term contracts. ArcelorMittal plans to continue to develop its upstream and downstream integration in the medium-term, following a return to a more favorable market environment. Accordingly, the Company intends in the medium-term to increase selectively its access to and ownership of low-cost raw material supplies, particularly in locations adjacent to, or accessible from, its steel plant operations.

Downstream integration is a key element of ArcelorMittal’s strategy to build a global customer franchise. In high-value products, downstream integration allows steel companies to be closer to the customer and capture a greater share of value-added activities. As its key customers globalize, ArcelorMittal intends to invest in value-added downstream operations, such as steel service centers and building and construction support unit services for the construction industry. In addition, the Company intends to continue to develop its distribution network in selected geographic regions. ArcelorMittal believes that these downstream and distribution activities should allow it to benefit from better market intelligence and better manage inventories in the supply chain to reduce volatility and improve working capital management. Furthermore ArcelorMittal will continue to expand its production of value-added products in developing markets, leveraging off its experience in developed markets.

Organic Growth. Notwithstanding the current downturn, ArcelorMittal’s management believes there will be strong global steel demand growth in the medium and long-term. Accordingly, the Company is maintaining its previously announced strategic growth plan to increase shipments in the medium-term to 130 million tonnes, which represents a 20% increase over 2006 levels, primarily through production improvements at existing facilities. Realization of this plan will nonetheless be delayed due to the postponement of capital expenditures in light of current market conditions and uncertainties.

Mergers and acquisitions/Greenfield growth. Mergers and acquisitions have historically been a key pillar of ArcelorMittal’s strategy to which it brings unique experience, particularly in terms of integration. Instead of creating new capacity, mergers and acquisitions increase industry consolidation and create synergies. ArcelorMittal has also placed strong emphasis on growth in emerging economies through greenfield developments. In light of the current economic and market conditions, ArcelorMittal has temporarily curtailed merger and acquisition and greenfield investment activity until a return to a more favorable market environment.

Corporate and Other Information

ArcelorMittal is a public limited liability company (société anonyme) that was incorporated under the laws of Luxembourg on June 8, 2001. ArcelorMittal is registered at the R.C.S. Luxembourg under number B 82.454. The mailing address and telephone number of ArcelorMittal’s registered office are: 19, Avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg, tel: +352 4792-2414. ArcelorMittal’s agent for U.S. federal securities law purposes is ArcelorMittal USA Inc., 1 South Dearborn, Chicago, Illinois 60603, United States of America.

The Offering

The following summary contains basic information about the Notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of the Notes, you should read the sections of this prospectus supplement entitled “Description of the Notes.” For purposes of this summary and the “Description of the Notes,” references to “the Company,” “the Issuer,” “ArcelorMittal,” “we,” “our” and “us” refer only to ArcelorMittal and not to its subsidiaries.

Issuer	ArcelorMittal

Securities Offered	$700,000,000 principal amount of 5.00% Convertible Senior Notes due 2014 (plus up to an additional $100,000,000 million principal amount available for purchase by the Underwriters at their option within a 30-day period beginning with the date we first issue the Notes, solely to cover over-allotments).

Offering Price	100% of the principal amount of the Notes, plus accrued interest from May 6, 2009, if any, or such other price as the Underwriters determine.

Maturity Date	May 15, 2014

Interest	5.00% per annum on the principal amount, payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 2009.

Ranking	The Notes will constitute direct, general, unsubordinated and unsecured obligations of the Issuer, and rank equally amongst themselves and pari passu with all other unsecured and unsubordinated indebtedness and guarantees, both present and future, of the Issuer, subject to any applicable statutory exceptions. At March 31, 2009, on a pro forma basis after giving effect to this offering and the use of proceeds from this offering:

•        we would have had $27.8 billion of senior indebtedness on a consolidated basis, $0.56 billion of which is secured and would rank effectively senior to the Notes, to the extent of the value of the assets collateralizing such indebtedness; and

• our subsidiaries would have had $6.76 billion of indebtedness, which would rank effectively senior to the Notes.

Negative Pledge	The provisions described in the accompanying prospectus under “Description of Debt Securities—Negative Pledge” will apply to the Notes.

Early redemption at the option of the Issuer	The Notes may not be redeemed by the Issuer prior to maturity.

Put Options for the Noteholders	Holders may require the Issuer to repurchase any or all of their Notes for a price equal to their principal amount plus accrued and unpaid interest to the repurchase date, upon the occurrence of a certain mergers, spin-offs, delisting and other transactions, a Free Float Event (as defined under “Description of the Notes—Noteholder right to Require an Early Repurchase by the Issuer—Free Float Event”) or a Change of Control (as defined under “Description of the Notes—Noteholder right to Require an Early Repurchase by the Issuer—Change of Control”).

Conversion Right	Noteholders have the right at any time prior to the end of the seventh Business Day preceding the Maturity Date to convert their Notes at the Conversion Ratio, into shares of ArcelorMittal common stock, the Cash Value (as defined below) of the shares, or a combination thereof.

The Conversion Ratio is initially 33.1675 shares per $1,000 principal amount of Notes. As described in this prospectus supplement, the Conversion Ratio may be adjusted upon the occurrence of certain events, but will not be adjusted for accrued and unpaid interest. By delivering shares and/or cash due upon conversion we will satisfy our obligations with respect to the Notes subject to the conversion. Accordingly, upon conversion of a Note, accrued and unpaid interest will be deemed to be paid in full, rather than canceled, extinguished or forfeited.

The Cash Value to be paid in lieu of any shares to be delivered upon conversion will be calculated based on the volume-weighted average price per share for the 15 consecutive Stock Exchange Trading Days following the date the Issuer notifies a holder of its election to deliver shares of ArcelorMittal common stock, the Cash Value of the shares, or any combination thereof, all as described under “Description of the Notes—Conversion—Exercise of the Conversion Right.”

Events of Default	If an event of default on the Notes occurs and is continuing, all principal and accrued and unpaid interest on the Notes will generally be subject to acceleration as described in the accompanying prospectus under “Description of the Debt Securities—Events of Default.” If the event of default relates to our failure to comply with the reporting obligations in the indenture, however, at our option the sole remedy for the first 180 days following such event of default shall be the right to receive an extension fee equal to 0.25% of the principal amount of the notes. On the 181st day after such event of default (if such violation is not cured or waived prior to such 181st day), the notes will be subject to acceleration; provided, however, that, at our option, the sole remedy for the next 180 days shall be the right to receive an additional extension fee on the notes equal to 0.50% of the principal amount of the Notes. On the 361st day after such event of default (if such violation is not cured or waived prior to such 361st day), the Notes will be subject to acceleration as described herein. In the event we do not elect to pay the extension fee or the additional extension fee upon any such event of default, the Notes will be subject to acceleration as described herein.

The Notes will become automatically due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Source of Underlying Shares	ArcelorMittal currently has neither standing corporate authorization to issue shares nor sufficient shares in treasury to satisfy all its share delivery obligations upon conversion of the Notes, under the concurrent stock offering or upon conversion of its existing convertible notes. Accordingly, Ispat International Investments, SL and ArcelorMittal will enter into a share lending agreement, pursuant to which Ispat International Investments, SL will agree to make available for borrowing by ArcelorMittal, at any time and from time to time, ArcelorMittal’s common shares up to, in the aggregate, a maximum amount of 98 million shares, in consideration for the payment of a loan fee accruing at a daily rate equal to $0.00067 per loaned share for the period from and including May 15, 2009 to, but excluding, the date on which such loaned shares are returned to the lender. A resolution that would enable the issuance of new shares for these purposes has been proposed for vote at the shareholders’ meeting scheduled for May 12, 2009.

Make-Whole Events	If certain transactions that constitute a “Make-Whole Event,” which would include a Change of Control, Free Float Event or Public Offer, as described in this prospectus supplement, occur on or prior to the maturity date, under certain circumstances, we will increase the Conversion Ratio for conversion of Notes in connection with such transactions, as described under “Description of the Notes—Conversion—Financial Transactions.”

Sinking Fund	None

United States Federal Income Tax Considerations	Prospective purchasers should consult their tax advisers as to the Luxembourg, U.S. or other tax consequences of the ownership and disposition of the Notes and common stock issuable upon conversion. See “Tax Considerations.”

Use of Proceeds	The net proceeds of the offering, after deduction of underwriting discounts and commissions and expenses of approximately $0.9 million, amount to approximately $690.8 million. ArcelorMittal intends to use the proceeds to lengthen its debt maturity profile and refinance existing indebtedness under various revolving credit facilities, with maturities ranging from 2010 until 2012. The debt to be refinanced currently bears interest at the rate of Libor/Euribor plus approximately 0.32%.

DTC Eligibility	The Notes will be issued in fully registered book-entry form and will be represented by one or more permanent global Notes without coupons. Global Notes will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company (“DTC”) in New York, New York. Beneficial interests in global Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in the global Notes may not be exchanged for certificated Notes except in limited circumstances described in this prospectus supplement. See “Description of the Notes—Global Notes: Book-Entry System.”

Form and Denomination	The Notes will be issued in minimum denominations of $1,000 and in any integral multiple of $1,000.

Trading	We intend to file an application with the Luxembourg Stock Exchange for the listing of the Notes on the Official List of the Luxembourg Stock Exchange and for the admission to trading on the Luxembourg Stock Exchange’s regulated market (although there is no certainty any such application will be approved). We do not intend to apply for listing of the Notes on any other securities exchange or for inclusion of the Notes in any automated quotation system.

Concurrent Transaction	Concurrently with this offering of the Notes, we are offering 125,143,915 of our common shares (or up to 140,882,634 shares if the related option is exercised) by means of a separate prospectus supplement in an offering registered under the Securities Act. The Underwriters of the Notes offered hereby, will act as the underwriters for that offering. This offering is not contingent on the consummation of the common stock offering.

No Participation of the Significant Shareholder	Mr. Lakshmi N. Mittal and his wife Mrs. Usha Mittal (collectively referred to herein as “the Significant shareholder”) have not subscribed for the Notes.

Dividends	Subject to certain limitations set out by Luxembourg law, each ArcelorMittal share is entitled to participate equally in dividends when and if declared by the annual ordinary general meeting of shareholders out of funds legally available for such purposes. The Company’s Articles of Association provide that the annual ordinary general meeting of shareholders may declare a dividend and the Board of Directors may declare interim dividends within the limits permitted by Luxembourg law.

Considering the exceptional global economic conditions since September 2008, on February 10, 2009, the Company’s Board of Directors recommended reducing the annual dividend in 2009 to $0.75 per share (with quarterly dividend payments of $0.1875), subject to the approval of the annual general meeting of shareholders on May 12, 2009. The first new quarterly dividend payment took place on March 16, 2009 (an interim dividend) and, subject to shareholder approval, quarterly dividends are scheduled to take place on this basis on June 15, 2009, September 14, 2009 and December 14, 2009. For more information, see “Dividends and Dividend Policy.”

Listing	ArcelorMittal shares are traded on the following exchanges under the following symbols:

Exchange	Symbol
New York Stock Exchange	MT
Luxembourg Stock Exchange	MT
NYSE Euronext European markets (Paris, Amsterdam and Brussels)	MT
Spanish Stock Exchanges	MTS

Risk Factors

Investing in the Notes and the common stock issuable upon conversion involves risks. You should carefully consider the information in the sections of this prospectus supplement and the accompanying prospectus entitled “Risk Factors” and all other information included in or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before investing in the Notes.

Summary Consolidated Financial Information and Operating Data

The following tables present selected consolidated financial information of ArcelorMittal and, where relevant, of its predecessor company Mittal Steel Company N.V., as of and for the years ended December 31, 2004, 2005, 2006, 2007 and 2008, prepared in accordance with IFRS. This selected consolidated financial information should be read in conjunction with the ArcelorMittal Consolidated Financial Statements, including the notes thereto, incorporated by reference herein.

Statement of Income Data
(Amounts in $ millions except per share data and percentages)
	For the year ended December 31,
	2004	2005	2006	2007	2008
Sales(1)	$20,612	$28,132	$58,870	$105,216	$124,936
Cost of sales (including depreciation and impairment)(2)(3)	14,422	22,341	48,378	84,953	106,110
Selling, general and administrative	676	1,062	2,960	5,433	6,590
Operating income	5,514	4,729	7,532	14,830	12,236
Operating income as percentage of sales	26.80%	16.80%	12.80%	14.10%	9.79%
Other income—net	1,143	214	49	—	—
Income from investments in associates and joint ventures	149	86	301	985	1,653
Financing costs—net	(214)	(353)	(654)	(927)	(2,352)
Income before taxes	6,592	4,676	7,228	14,888	11,537
Net income (including minority interest)	5,625	3,795	6,106	11,850	10,439
Net income attributable to equity holders of the parent	5,210	3,301	5,247	10,368	9,399
Basic earnings per common share(4)	$8.10	$4.80	$5.31	$7.41	$6.80
Diluted earnings per common share(4)	$8.10	$4.79	$5.30	$7.40	$6.78
Dividends declared per share(5)	—	$0.30	$0.50	$1.30	$1.50
Balance Sheet Data
(Amounts in $ millions except share data)
	As of December 31,
	2004	2005	2006	2007	2008
Cash and cash equivalents, including short-term investments and restricted cash	$2,634	$2,149	$6,146	$8,105	$7,587
Property, plant and equipment	11,058	19,045	54,573	61,994	60,755
Total assets	21,692	33,867	112,681	133,625	133,088
Short-term debt and current portion of long-term debt	341	334	4,922	8,542	8,409
Long-term debt, net of current portion	1,639	7,974	21,645	22,085	25,667
Net assets	11,079	15,457	50,228	61,535	59,230
Basic weighted average common shares outstanding (millions)	643	687	988	1,399	1,383
Diluted weighted average common shares outstanding (millions)	643	689	990	1,401	1,386

Other Data
(Amounts in $ millions except volume data)
	For the year ended December 31,
	2004	2005	2006	2007	2008
Net cash provided by operating activities	$4,300	$3,874	$7,122	$16,532	$14,652
Net cash (used in) investing activities	(656)	(7,512)	(8,576)	(11,909)	(12,428)
Net cash (used in) provided by financing activities	(2,118)	3,349	5,445	(3,417)	(2,132)
Total production of crude steel (thousands of tonnes)	39,362	48,916	85,620	116,415	103,326
Total shipments of steel products (thousands of tonnes)(6)	35,067	44,614	78,950	109,724	101,691

(1)	Including $2,235 million, $2,339 million, $3,847 million, $4,767 million and $6,411 million of sales to related parties for the years ended December 31, 2004, 2005, 2006, 2007 and 2008, respectively. (See note 13 to the ArcelorMittal Consolidated Financial Statements.)
(2)	Including $1,021 million, $914 million, $1,740 million, $2,408 million and $2,391million of purchases from related parties for the years ended December 31, 2004, 2005, 2006, 2007 and 2008, respectively.
(3)	Including depreciation and impairment of $734 million, $1,113 million, $2,324 million, $4,570 million and $6,100 million for the years ended December 31, 2004, 2005, 2006, 2007 and 2008, respectively.
(4)	Earnings per common share are computed by dividing net income attributable to equity holders of ArcelorMittal by the weighted average number of common shares outstanding during the periods presented, considering retroactively the shares issued by Mittal Steel in connection with its acquisition of LNM Holdings N.V. in 2004.
(5)	This does not include the dividends declared in 2004 by LNM Holdings prior to its acquisition by Ispat International (a predecessor entity of Mittal Steel).
(6)	Shipment volumes of steel products for the operations of the Company include certain inter-company shipments.

RISK FACTORS

An investment in ArcelorMittal’s Shares involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. The Company’s business, financial condition and results of operations could be materially and adversely affected by any of these risks. The trading price of ArcelorMittal’s Shares could decline due to any of these risks, and you may lose all or part of your investment. The risks described below are those known to ArcelorMittal and that it currently believes may materially affect it.

Risks Related to the Global Economy and the Steel Industry.

The downturn in the global economy that accelerated during the second half of 2008 has caused a sharp reduction in worldwide demand for steel, and a protracted global recession or a depression would have a material adverse effect on the steel industry and ArcelorMittal.

ArcelorMittal’s activities and results are affected by international, national and regional economic conditions. Starting in September 2008, a steep downturn in the global economy, sparked by uncertainty in credit markets and deteriorating consumer confidence, has sharply reduced demand for steel products. This has had, and continues to have, a pronounced negative effect on ArcelorMittal’s business and results of operations.

If global macroeconomic conditions continue to deteriorate, the outlook of steel producers will worsen further. In particular, a significant and prolonged recession or depression in the United States and Europe, or significantly slower growth or the spread of recessionary conditions to emerging economies that are substantial consumers of steel (such as China, Brazil, Russia and India, as well as emerging Asian markets, the Middle East and the CIS regions) would exact a heavy toll on the steel industry. Continued financial weakness among substantial consumers of steel products, such as the automotive industry (to which ArcelorMittal shipped approximately 15.2 million tonnes of steel in 2008) and the construction industry, or the bankruptcy of any large companies in such industries, would exacerbate the negative trend in market conditions. Despite ArcelorMittal’s size and global breadth, protracted declines in steel consumption caused by poor economic conditions in one or more of its major markets or by the deterioration of the financial condition of its key customers would have a material adverse effect on demand for its products and hence on its results.

The Company has announced and is implementing a variety of measures in response to the market downturn and the worldwide collapse in demand for steel products. These include: postponing target completion dates for the realization of previously announced shipment growth objectives; implementing a series of cost-reduction and productivity improvement measures in view of achieving $5 billion in cost savings over the next five years; implementing temporary cuts in steel production of up to 40-45% globally in order to seek to accelerate inventory reduction; and targeting a $10 billion reduction in net debt by the end of 2009. These initiatives may not prove sufficient, in terms of cost-reduction or in realigning ArcelorMittal’s production levels with reduced demand, to maintain ArcelorMittal’s profitability going forward.

A protracted fall in steel prices would have a material adverse effect on the results of ArcelorMittal, as could price volatility.

Steel prices are volatile and the global steel industry has historically been cyclical. After rising during 2007 and through the summer of 2008, steel prices in global markets fell sharply beginning in the late summer of 2008 as a result of collapsing demand and the resulting excess supply in the industry. The fall in prices during this period adversely affected the results of steel producers generally, including ArcelorMittal, as a result of lower revenues and write-downs of finished steel products and raw material inventories.

Steel prices are sensitive to trends in cyclical industries, such as the automotive, construction, appliance, machinery, equipment and transportation industries, which are the significant markets for ArcelorMittal’s products. In the past, substantial price decreases during periods of economic weakness have not always been offset by commensurate price increases during periods of economic strength. Although prices are expected to stabilize at some point, the timing and extent of price recovery or return to prior levels cannot be predicted. An eventual rebound in steel prices will likely depend on a broad recovery from the current global economic downturn, although the length and nature of business cycles affecting the steel industry have historically been unpredictable. If the downturn in steel prices were to be protracted, this would materially and adversely affect ArcelorMittal’s revenues and profitability including through possible further write-downs of steel product and raw materials inventories.

Excess capacity, resulting in part from expanded production in China and other developing economies in recent years, may hamper the steel industry’s recovery and prolong the downward cycle.

In addition to economic conditions and prices, the steel industry is affected by other factors such as worldwide production capacity and fluctuations in steel imports/exports and tariffs. Historically, the steel industry has suffered from substantial over-capacity, and it is possible in the context of the current downturn that global production levels will fail to adjust fully to rapidly falling demand or that production increases will outstrip demand increases in the early stages of recovery, resulting in an extended period of depressed prices and industry weakness.

ArcelorMittal has already made significant production cuts in response to the current economic crisis, as have other steel producers. ArcelorMittal also expects that consolidation in the steel sector in recent years should, as a general matter, help producers to maintain more consistent performance through the down cycle by preventing fewer duplicate investments and increasing producers’ efficiency, economies of scale and bargaining power with customers and suppliers. In the context of a severe and/or protracted economic downturn, however, the chronic overcapacity that plagued the industry during the period from 1973 to 2000 may re-emerge.

As demand for steel has surged in China, India and other emerging markets, steel production capacity in these markets has also surged, and China is now the largest worldwide steel producing country by a significant margin. In 2006, China became a net exporter of steel, exerting downward pressure on steel prices in the European and U.S. markets in that year, though its exports then slowed in 2007. In the second half of 2008, capacity expansion in the Chinese mills slowed and capacity utilization rates declined, resulting in decreased exports. In the future, however, any significant excess capacity in China and increased exports by Chinese steel companies would weigh on steel prices in many markets.

Volatility in the prices of raw materials, energy and transportation, including mismatches between trends in prices for raw materials and steel, as well as limitations on or disruptions in the supply of raw materials, could adversely affect ArcelorMittal’s profitability.

Steel production requires substantial amounts of raw materials and energy, including iron ore, coking coal and coke, scrap, electricity and natural gas. In recent years, and particularly in 2006, 2007, and through the first half of 2008, there was a sharp rise in the prices of a number of commodities essential for the process of steel-making. In particular, the annual benchmark price of iron ore rose 65% in 2008 due, among other things, to the dynamics of supply (concentration in the mining industry) and demand (including the surge in Chinese demand). Spot prices of iron ore have decreased sharply as a result of the global economic downturn and lower steel demand, and at year-end 2008 were 57% lower than they were in June 2008. The prices of coking coal, zinc and nickel, as well as scrap, have also decreased substantially during the last few months.

The availability and prices of raw materials may be negatively affected by, among other factors, new laws or regulations; suppliers’ allocations to other purchasers; business continuity of suppliers; interruptions in production by suppliers; accidents or other similar events at suppliers’ premises or along the supply chain; wars, natural disasters and other similar events; changes in exchange rates; consolidation in steel-related industries; the bargaining power of raw material suppliers; worldwide price fluctuations; and the availability and cost of transportation. The raw materials industry is highly concentrated and producers possessed substantial pricing power during the recent periods of high demand. Although ArcelorMittal has substantial captive sources of iron ore and coal from its own mines and has new mines under development, it also obtains a substantial portion of its raw materials requirements under long-term supply contracts (including with Brazilian mining company Companhia Vale do Rio Doce, now known as Vale). Any prolonged interruption in the supply of raw materials or energy, or substantial volatility in their costs that steel companies are not able to pass on to customers, could adversely affect the business, financial condition, results of operations or prospects of ArcelorMittal and other steel companies.

In addition, energy costs, including the cost of electricity and natural gas, make up a substantial portion of the cost of goods sold by steel companies. The price of energy has varied significantly in the past several years and may vary significantly in the future largely as a result of market conditions and other factors beyond the control of steel companies, including significant volatility in oil prices. Because the production of direct reduced iron and the re-heating of steel involve the use of significant amounts of natural gas, steel companies are sensitive to the price of natural gas and dependent on having access to reliable supplies.

Although the prices of raw materials have recently dropped along with the price of steel, and these prices are as a general matter highly correlated, there can be no guarantee that they will continue to move in tandem. In addition, ArcelorMittal sources a substantial portion of its raw materials through contracts with prices fixed annually, creating the risk of adverse differentials between its own production cost and steel price trends, such as that which occurred in late 2008 leading to a margin squeeze as well as provisions for certain raw material supply contracts. Moreover, if raw materials and energy prices rise significantly (whether due to scarcity of supply or other reasons) but prices for steel do not increase commensurately, it would have a negative effect on ArcelorMittal’s business, financial condition and results of operations or prospects.

Unfair practices in steel trade could negatively affect steel prices and reduce ArcelorMittal’s profitability.

ArcelorMittal is exposed to the effects of “dumping” and other unfair trade and pricing practices by competitors. Moreover, government subsidization of the steel industry remains widespread in certain countries, particularly those with centrally-controlled economies. As a consequence of the current global financial crisis, there is a risk of increased unfairly-traded steel imports into North America, Europe, and other markets in which ArcelorMittal produces and sells its products. Such imports could have the effect of reducing prices and demand for ArcelorMittal products.

National trade restrictions could reduce or eliminate ArcelorMittal’s access to steel markets.

ArcelorMittal has international operations and makes sales throughout the world and therefore its businesses have significant exposure to the effects of trade actions and barriers. Various countries have in the past instituted, or are currently contemplating the institution of, trade actions and barriers. ArcelorMittal cannot predict the timing and nature of similar or other trade actions. Because of the international nature of ArcelorMittal’s operations, it may be affected by any trade actions or restrictions introduced by any country in which it sells, or has the potential to sell, its products. Any such trade actions could materially and adversely affect ArcelorMittal’s business by reducing or eliminating ArcelorMittal’s access to steel markets.

Developments in the competitive environment in the steel industry could have an adverse effect on ArcelorMittal’s competitive position and hence its business, financial condition, results of operations or prospects.

The markets in which steel companies operate are highly competitive. Competition, whether from established market participants or new entrants such as exporters of excess capacity from markets such as China, could cause ArcelorMittal to lose market share, increase expenditures or reduce pricing, any one of which could have a material adverse effect on its business, financial condition, results of operations or prospects.

Competition from other materials could significantly reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flow and profitability.

In many applications, steel competes with other materials that may be used as steel substitutes, such as aluminum (particularly in the automobile industry), cement, composites, glass, plastic and wood. Additional substitutes for steel products could significantly reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flow and profitability.

ArcelorMittal is subject to stringent environmental laws and regulations that give rise to significant costs and liabilities, including those arising from environmental remediation programs.

ArcelorMittal is subject to a broad range of environmental laws and regulations in each of the jurisdictions in which it operates. These laws and regulations, as interpreted by relevant agencies and the courts, impose increasingly stringent environmental protection standards regarding, among other things, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, and the remediation of environmental contamination. The costs of complying with, and the imposition of liabilities pursuant to, environmental laws and regulations could be significant. Failure to comply could result in the assessment of civil and criminal penalties, the suspension of permits, requirements to curtail or suspend operations, and lawsuits by third parties. Despite ArcelorMittal’s efforts to comply with environmental laws and regulations, there remains a risk that environmental incidents or accidents may occur that may negatively affect its reputation or the operations of the relevant facility.

Compliance with environmental obligations may require additional capital expenditures or modifications in operating practices. For example, U.S. laws and regulations and EU Directives, as well as any new or additional environmental compliance requirements that may arise out of the implementation by different countries of the Kyoto Protocol (United Nations Framework on Climate Change, 1992) and future, more stringent greenhouse gas restrictions and emissions trading schemes, may require changes to the operations of steel facilities, further reductions in emissions and the purchase of emission rights.

ArcelorMittal also incurs costs and liabilities associated with the assessment and remediation of contaminated sites. In addition to the impact on current facilities and operations, environmental remediation obligations can give rise to substantial liabilities with respect to divested assets and past activities. This may also be the case for acquisitions when liabilities for past acts or omissions are not adequately reflected in the terms and price of acquisition. ArcelorMittal could become subject to further remediation obligations in the future, as additional contamination is discovered or cleanup standards become more stringent.

Costs and liabilities associated with mining activities include those resulting from tailings and sludge disposal, effluent management, and rehabilitation of land disturbed during mining processes. ArcelorMittal could become subject to unidentified liabilities in the future, such as those relating to uncontrolled tailings breaches or other future events or to underestimated emissions of polluting substances.

ArcelorMittal operations may be located in areas where communities may regard its activities as having a detrimental effect on their natural environment and conditions of life. Any actions taken by such communities in response to such concerns could compromise ArcelorMittal’s profitability or, in extreme cases, the viability of an operation or the development of new activities in the relevant region or country.

ArcelorMittal is subject to stringent health and safety laws and regulations that give rise to significant costs and liabilities.

ArcelorMittal is subject to a broad range of health and safety laws and regulations in each of the jurisdictions in which it operates. These laws and regulations, as interpreted by relevant agencies and the courts, impose increasingly stringent health and safety protection standards regarding, among other things, employee health and safety. The costs of complying with, and the imposition of liabilities pursuant to, health and safety laws and regulations could be significant, and failure to comply could result in the assessment of civil and criminal penalties, the suspension of permits or operations, and lawsuits by third parties. Such failure to comply could also result in penalties resulting in the loss of key management, which may have a negative impact on ArcelorMittal’s business.

Despite ArcelorMittal’s efforts to comply with health and safety laws and regulations, there remains a risk that health and safety accidents may occur that may result in costs and liabilities and negatively impact ArcelorMittal’s reputation or the operations of the affected facility. Such incidents could include explosions or gas leaks, fires or collapses in underground mining operations, vehicular accidents, or other incidents involving mobile equipment. Such incidents could lead to production stoppages, loss of key personnel, the loss of key assets, or put employees or persons living in the surroundings of sites or mines at risk.

ArcelorMittal may continue to be exposed to increased operational costs due to the costs and lost time associated with the HIV/AIDS and malaria infection rates within its workforce in Africa and other regions. Because ArcelorMittal operates globally, ArcelorMittal may be affected by potential avian flu outbreaks in any of the regions in which it operates.

Under certain circumstances, authorities could require ArcelorMittal facilities to curtail or suspend operations based on health and safety concerns. For example, following accidents in 2006 and 2007 that resulted in numerous fatalities, the Kazakh government threatened to revoke the operating license of ArcelorMittal Temirtau unless certain additional safety measures are implemented at its facilities. ArcelorMittal is working on improvements agreed upon with the Kazakh government that are not yet completed; therefore the threat to revoke the operating license of ArcelorMittal Temirtau still exists.

Risks Related to ArcelorMittal

ArcelorMittal has a substantial amount of indebtedness, which, along with adverse conditions prevailing in global credit markets, could make it more difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business.

As of December 31, 2008, ArcelorMittal had total debt outstanding of $34.1 billion, consisting of $8.4 billion of short-term indebtedness (including payables to banks and the current portion of long-term debt) and $25.7 billion of long-term indebtedness. As of December 31, 2008, ArcelorMittal had $7.6 billion of cash and cash equivalents, including short-term investments and restricted cash, and $5.8 billion available to be drawn under existing credit facilities (although $4.2 billion is earmarked under current Company policy as “back-up” for its commercial paper program). Substantial amounts of indebtedness mature in 2009 ($8.4 billion), 2010 ($8.1 billion), 2011 ($3.9 billion) and 2012 ($7.7 billion) although ArcelorMittal has recently secured refinancing commitments from banks for two “Forward Start” facilities (i.e., a committed facility to refinance an existing facility upon its maturity) that, if drawn, would effectively extend the maturities of $4.8 billion of lines of credit (drawn and undrawn) to 2012 (from original maturity dates ranging from 2009 to 2011).

In response to the downturn in the global steel market and difficult credit market conditions, ArcelorMittal is targeting a reduction in net debt of $10 billion by the end of 2009. While ArcelorMittal achieved $6 billion of this reduction in the fourth quarter of 2008 (of which a substantial portion resulted from the unwinding of a hedging transaction and gains on an asset disposal), there can be no assurance that it will attain the full amount of the targeted reduction. If the steel market deteriorates further, consequently reducing operating cash flows, ArcelorMittal may come under liquidity pressure, depending in particular on conditions in the credit markets. Credit default swaps on ArcelorMittal debt, although illiquid and driven by technical or speculative factors, have traded at elevated spreads since the fall of 2008, although easing somewhat since early 2009. ArcelorMittal could, in order to increase financial flexibility during a period of reduced availability of credit, implement capital raising measures such as an equity offering or asset disposals, which could in turn create a risk of diluting existing shareholders, receiving relatively low proceeds and/or causing substantial accounting losses (particularly if done in difficult market conditions).

ArcelorMittal’s principal financing facilities—that is, the $3.2 billion term and revolving credit facility, which was amended on February 6, 2007 and on March 14, 2008 (the “2005 Credit Facility”), the $800 million committed multi-currency letter of credit facility (the “Letter of Credit Facility”), the €17 billion (approximately $25 billion) term and revolving credit facility entered into on November 30, 2006 (the “€17 Billion Facility”) and the $4 billion revolving credit facility entered into on May 13, 2008, which was amended on October 23, 2008 (the “$4 Billion Facility”)—contain restrictive covenants. Among other things, these covenants limit encumbrances on the assets of ArcelorMittal and its subsidiaries, the ability of ArcelorMittal’s subsidiaries to incur debt and ArcelorMittal’s ability to dispose of assets in certain circumstances. These facilities also include financial covenants: a leverage ratio (that must not exceed 3.5 to 1) in the 2005 Credit Facility, the €17 Billion Facility and the $4 Billion Facility; and an interest coverage ratio (that must be greater than 4 to 1) in the Letter of Credit Facility. Failure to comply with these covenants would enable the lenders to accelerate ArcelorMittal’s repayment obligations. Moreover, ArcelorMittal’s debt facilities and its guarantees have provisions whereby certain events relating to other borrowers within the ArcelorMittal group could, under certain circumstances, lead to acceleration of debt repayment under other ArcelorMittal credit facilities. Any possible invocation of these cross-acceleration clauses could cause some or all of the other guaranteed debt to accelerate, exacerbating liquidity pressures. At December 31, 2008, ArcelorMittal’s interest coverage ratio was approximately 12 to 1 and its leverage ratio was approximately 1.1 to 1. Limitations arising from these restrictive and financial covenants in its credit facilities could limit ArcelorMittal’s operating and financial flexibility, including to distribute dividends, make capital expenditures or engage in strategic acquisitions or investments in accordance with current or future policies.

ArcelorMittal’s high level of debt outstanding could have adverse consequences more generally, including by impairing its ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes, and limiting its flexibility to adjust to changing market conditions or withstand competitive pressures, resulting in greater vulnerability to a downturn in general economic conditions.

Furthermore, most of ArcelorMittal’s current borrowings are at variable rates of interest and thereby expose ArcelorMittal to interest rate risk (i.e., if interest rates rise, ArcelorMittal’s debt service obligations on its variable rate indebtedness would increase). Depending on market conditions, ArcelorMittal may use interest-rate swaps or other financial instruments to hedge a portion of its interest rate exposure either from fixed to floating or floating to fixed. As of December 31, 2008, approximately 21% (18% after taking swaps into account) of ArcelorMittal’s outstanding indebtedness was at fixed rates of interest.

ArcelorMittal’s long-term corporate credit rating is currently BBB+ according to Standard & Poor’s Ratings Services and Fitch Ratings and Baa2 according to Moody’s Investor Services. On February 12, 2009, Standard & Poor’s Ratings Services affirmed the Company’s BBB+ long-term corporate credit rating but revised its outlook to negative from stable, citing the current macroeconomic environment and the sharp deterioration of conditions in the steel industry. On March 20, 2009, Fitch Ratings placed ArcelorMittal’s rating of BBB+ on Rating Watch Negative, citing evidence of a further weakening of the global economy and steel market conditions beyond the agency’s previous expectations, and uncertain volume and pricing trends for 2009 and 2010. On April 7, 2009, Moody’s Investors Service placed ArcelorMittal’s Baa2 long term and P2 short -term ratings on review for possible downgrade in light of continued weakness in the steel markets. The ratings agencies could downgrade ArcelorMittal’s ratings either due to factors specific to ArcelorMittal, a prolonged cyclical downturn in the steel industry, or ongoing difficult conditions in the credit markets. Any decline in ArcelorMittal’s credit rating would increase its cost of borrowing and could significantly harm its financial condition, results of operations and profitability, including its ability to refinance its existing indebtedness.

ArcelorMittal results from a merger of two companies in 2006/2007 and has continued to grow through acquisitions subsequently. The failure to manage the company’s growth and integration could significantly harm ArcelorMittal’s future results and require significant expenditures to address the operational and control requirements of this growth.

ArcelorMittal results from Mittal Steel’s acquisition of Arcelor, a company of approximately equivalent size, in August 2006 and the subsequent merger of the two companies in 2007. Since the completion of these transactions, the combined company has reached significant milestones in its operational integration process, having consolidated support functions, optimized its supply chain and procurement structure, and leveraged research and development services across a larger base, thereby achieving cost savings and revenue synergies, as well as other benefits.

The combined company has continued, as did its predecessor companies, to make numerous and substantial acquisitions and investments, with transactions of approximately $9.7 billion (including cash purchase price, assumed net debt and shares issued at fair market value) completed in 2008. Such growth has entailed significant investment and increased operating costs and has required greater allocation of management resources away from daily operations. In addition, managing this growth has required, among other things, the continued development of ArcelorMittal’s financial and management information control systems, the integration of acquired assets with existing operations and the adoption of manufacturing best practices, attracting and retaining qualified management and personnel as well as the continued training and supervision of such personnel, and the ability to manage the risks and liabilities associated with the acquired businesses. Failure to manage such growth, while at the same time maintaining adequate focus on the existing assets of ArcelorMittal—especially in the context of the current difficult economic environment—could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects. In particular, if the continued integration of recent acquisitions is not successful, ArcelorMittal’s operating results may be harmed, it may lose key personnel and key customers, and it may not be able to retain or expand its market position.

Mr. Lakshmi N. Mittal has the ability to exercise significant influence over the outcome of shareholder voting.

As of December 31, 2008, Mr. Lakshmi N. Mittal (along with his wife, Mrs. Usha Mittal) own 623,285,000 of ArcelorMittal’s outstanding common shares, representing approximately 45.63% of ArcelorMittal’s outstanding voting shares. Consequently, Mr. Lakshmi N. Mittal has the ability to influence significantly the decisions adopted at the ArcelorMittal general meetings of shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, issuances of equity and the incurrence of indebtedness. Mr. Lakshmi N. Mittal also has the ability to significantly influence a change of control of ArcelorMittal.

The loss or diminution of the services of the Chairman of the Board of Directors and Chief Executive Officer of ArcelorMittal could have a material adverse effect on its business and prospects.

The Chairman of the Board of Directors and Chief Executive Officer of ArcelorMittal, Mr. Lakshmi N. Mittal, has for over a quarter of a century contributed significantly to shaping and implementing the business strategy of Mittal Steel and subsequently ArcelorMittal. His strategic vision was instrumental in the creation of the world’s largest and most global steel group. The loss or any diminution of the services of the Chairman of the Board of Directors and Chief Executive Officer could have a material adverse effect on ArcelorMittal’s business and prospects. ArcelorMittal does not maintain key man life insurance on its Chairman of the Board of Directors and Chief Executive Officer.

ArcelorMittal is a holding company that depends on the earnings and cash flows of its operating subsidiaries, which may not be sufficient to meet future operational needs or for shareholder distributions.

Because ArcelorMittal is a holding company, it is dependent on the earnings and cash flows of, and dividends and distributions from, its operating subsidiaries to pay expenses, meet its debt service obligations, pay any cash dividends or distributions on its common shares or conduct share buy-backs. Some of these operating subsidiaries have debt outstanding or are subject to acquisition agreements that impose restrictions or prohibitions on such operating subsidiaries’ ability to pay dividends. Under the laws of Luxembourg, ArcelorMittal will be able to pay dividends or distributions only to the extent that it is entitled to receive cash dividend distributions from its subsidiaries, recognize gains from the sale of its assets or record share premium from the issuance of shares.

If earnings and cashflows of its operating subsidiaries are substantially reduced, ArcelorMittal may not be in a position to meet its operational needs or to make shareholder distributions in line with announced proposals or at all.

Changes in assumptions underlying the carrying value of certain assets, including as a result of deteriorating market conditions, could result in impairment of such assets, including intangible assets such as goodwill.

At each reporting date, ArcelorMittal reviews the carrying amounts of its tangible and intangible assets (excluding goodwill, which is reviewed at least annually) to determine whether there is any indication that the carrying amount of those assets may not be recoverable through continuing use. If any such indication exists, the recoverable amount of the asset is reviewed in order to determine the amount of the impairment, if any. The recoverable amount is the higher of its net selling price (fair value reduced by selling costs) and its value in use.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset (or cash generating unit) is estimated to be less than its carrying amount, an impairment loss is recognized. An impairment loss is recognized as an expense immediately as part of operating income in the statement of income.

Goodwill represents the excess of the amounts ArcelorMittal paid to acquire subsidiaries and other businesses over the fair value of their net assets at the date of acquisition. Goodwill is reviewed for impairment annually at the cash generating unit level or whenever changes in circumstances indicate that the carrying amount may not be recoverable. The recoverable amounts of the cash generating units are determined from value in use calculations, which depend on certain key assumptions. These include assumptions regarding the discount rates, growth rates and expected changes to selling prices and direct costs during the period. Management estimates discount rates using pre-tax rates that reflect current market rates for investments of similar risk. The growth rates are based on the Company’s growth forecasts which are in line with industry trends. Changes in selling prices and direct costs are based on historical experience and expectations of future changes in the market. See notes 2 and 8 to the ArcelorMittal Consolidated Financial Statements.

If management’s estimates change, the estimate of the fair value of goodwill could fall significantly and result in impairment. While impairment of goodwill does not affect reported cash flows, it does result in a non-cash charge in the consolidated income statement, which could have a material adverse effect on ArcelorMittal’s results of operations or financial position. Based on its impairment review during 2008, the Company recorded $131 million of impairment of goodwill and a $429 million reduction of goodwill. At December 31, 2008, the Company had $13.6 billion of goodwill and $2.5 billion of other intangibles.

The Company also analyzes at each reporting date the recoverable amount of its manufacturing property, plant and equipment based on its value in use, and records an expense to the extent that the recoverable amount is less than the carrying amount. For the year ended December 31, 2008, the Company recorded an impairment loss of $499 million in this respect.

No assurance can be given as to the absence of significant further impairment charges in future periods, particularly if market conditions deteriorate further.

The significant capital expenditure and other commitments ArcelorMittal has made in connection with past acquisitions may limit its operational flexibility and add to its financing requirements.

In connection with the acquisition of some of its operating subsidiaries, ArcelorMittal made significant capital expenditure commitments and other commitments under privatization and other major contracts. ArcelorMittal expects to fund these capital expenditure commitments and other commitments primarily through internal sources, but ArcelorMittal can make no assurances that it will be able to generate or obtain sufficient funds to meet these requirements or to complete these projects on a timely basis or at all. In addition, completion of these projects may be affected by factors that are beyond the control of ArcelorMittal. See note 22 to the ArcelorMittal Consolidated Financial Statements.

ArcelorMittal has also made commitments relating to employees at some of its operating subsidiaries. It has agreed, in connection with the acquisition of interests in these subsidiaries, including the acquisition of Arcelor, that it will not make collective dismissals for certain periods. These periods generally extend for several years following the date of acquisition. The inability to make such dismissals may affect ArcelorMittal’s ability to coordinate its workforce and efficiently manage its business in response to changing market conditions in the areas affected, though ArcelorMittal may implement productivity improvement measures by voluntary means when required.

ArcelorMittal may not be able to remain in compliance with some or all of these requirements in the future. Failure to remain in compliance may result in forfeiture of part of ArcelorMittal’s investment and/or the loss of tax and regulatory benefits.

ArcelorMittal’s mining operations are subject to mining risks.

ArcelorMittal operates mines and has substantially increased the scope of its mining activities by making several large upstream acquisitions in 2007 and 2008. Mining operations are subject to hazards and risks normally associated with the exploration, development and production of natural resources, any of which could result in production shortfalls or damage to persons or property. In particular, hazards associated with open-pit mining operations include, among others:

•	flooding of the open pit;

•	collapse of the open-pit wall;

•	accidents associated with the operation of large open-pit mining and rock transportation equipment;

•	accidents associated with the preparation and ignition of large-scale open-pit blasting operations;

•	production disruptions due to weather; and

•	hazards associated with the disposal of mineralized waste water, such as groundwater and waterway contamination.

Hazards associated with underground mining operations, of which ArcelorMittal has several, include, among others:

•	underground fires and explosions, including those caused by flammable gas;

•	cave-ins or falls of ground;

•	discharges of gases and toxic chemicals;

•	flooding;

•	sinkhole formation and ground subsidence;

•	other accidents and conditions resulting from drilling; and

•	blasting and removing, and processing material from, an underground mine.

ArcelorMittal is at risk of experiencing any or all of these hazards. For example, in September 2006, a methane gas explosion at ArcelorMittal’s Lenina underground mine in Kazakhstan caused 41 fatalities and required a two-day production shutdown to fully investigate the incident. A full investigation was carried out along with the Kazakh Government Commission and production was restarted upon clearance by this Commission. In January 2008, a methane gas explosion at ArcelorMittal’s Abaiskaya underground mine in Kazakhstan resulted in 30 fatalities and a cessation or disruption of operations for six months. On June 2, 2008 a coal and gas explosion caused by an unpredictable geological failure took place at the Tentekskaya mine in Kazakhstan and took the lives of five miners. Since then, the development roadway has been recovered and operations have resumed. The reoccurrence of any of these hazards, or the occurrence of any of those listed above, could delay production, increase production costs and result in death or injury to persons, damage to property and liability for ArcelorMittal, some or all of which may not be covered by insurance, as well as substantially harm ArcelorMittal’s reputation as a company focused on ensuring the health and safety of its employees.

Some of ArcelorMittal’s subsidiaries benefited from state aid granted prior to, or in connection with, their respective privatizations, the granting of which is subject to transitional arrangements under the respective treaties concerning the accession of these countries to the European Union. Non-fulfillment or breach of the transitional arrangements and related rules may result in the recovery of aid granted pursuant to the transitional arrangements.

ArcelorMittal has acquired formerly state-owned companies in the Czech Republic, Poland and Romania, some of which benefited from state aid granted prior to, or in connection with, their respective privatization and restructuring. Moreover, the restructuring of the steel industries in each of the Czech Republic, Poland and Romania is subject to transitional arrangements and related rules that determine the legality of restructuring aid. The transitional arrangements form part of the respective treaties concerning the accession of the Czech Republic, Poland and Romania to the European Union. Non-fulfillment or breach of the transitional arrangements and related rules may nullify the effect of the transitional arrangements and may result in the recovery of aid granted pursuant to the transitional arrangements that have been breached. The restructurings of the concerned ArcelorMittal companies in Poland and the Czech Republic have been successfully completed. The restructuring process in Romania was completed at the end of 2008 and its results will be assessed thereafter.

Underfunding of pension and other post-retirement benefit plans at some of ArcelorMittal’s operating subsidiaries, and the possible need to make substantial cash contributions to pension plans or to pay for healthcare, which may increase in the future, may reduce the cash available for ArcelorMittal’s business.

ArcelorMittal’s principal operating subsidiaries in Brazil, Canada, Europe, South Africa and the United States provide defined benefit pension plans to their employees. Some of these plans are currently underfunded. At December 31, 2008, the value of ArcelorMittal USA’s pension plan assets was $1,916 million, while the projected benefit obligation was $3,281 million, resulting in a deficit of $1,365 million. At December 31, 2008, the value of the pension plan assets of ArcelorMittal’s Canadian subsidiaries was $1,786 million, while the projected benefit obligation was $2,275 million, resulting in a deficit of $489 million. At December 31, 2008, the value of the pension plan assets of ArcelorMittal’s European subsidiaries was $566 million, while the projected benefit obligation was $2,316 million, resulting in a deficit of $1,750 million. ArcelorMittal USA also had an underfunded post-employment benefit obligation of $3,238 million relating to life insurance and medical benefits as of December 31, 2008. ArcelorMittal’s Canadian subsidiaries also had an under-funded post-employment benefit obligation of $667 million relating to life insurance and medical benefits as of December 31, 2008. ArcelorMittal’s European subsidiaries also had an under-funded post-employment benefit obligation of $591 million relating to life insurance and medical benefits as of December 31, 2008. See note 23 to the ArcelorMittal Consolidated Financial Statements.

ArcelorMittal’s funding obligations depend upon future asset performance, the level of interest rates used to discount future liabilities, actuarial assumptions and experience, benefit plan changes and government regulation. Because of the large number of variables that determine pension funding requirements, which are difficult to predict, as well as any legislative action, future cash funding requirements for ArcelorMittal’s pension plans and other post-employment benefit plans could be significantly higher than currently estimated amounts. If so, these funding requirements could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal could experience labor disputes that could disrupt its operations and its relationships with its customers.

A majority of the employees of ArcelorMittal and of its contractors are represented by labor unions and are covered by collective bargaining or similar agreements, which are subject to periodic renegotiation. Strikes or work stoppages could occur prior to, or during, the negotiations leading to new collective bargaining agreements, during wage and benefits negotiations or during other periods for other reasons. ArcelorMittal has experienced strikes and work stoppages at various facilities in recent years, and may experience them again in the future, particularly in light of its plan to reduce costs and production in response to the ongoing economic crisis. Any such breakdown leading to work stoppage and disruption of operations could have an adverse effect on the operations and financial results of ArcelorMittal.

ArcelorMittal is subject to economic policy risks and uncertainties in the countries in which it operates or proposes to operate. Any deterioration or disruption of the economic environment and business climate in those countries may have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

In recent years, many of the countries in which ArcelorMittal operates, or proposes to operate, have implemented measures aimed at improving the business environment and providing a stable platform for economic development. For example, several Eastern European countries, such as Poland, the Czech Republic and Romania, have initiated free-market economic reforms in connection with or in anticipation of their accession to the European Union. Others, such as Algeria, Liberia and South Africa, have attempted to reinforce political stability and improve economic performance after recent periods of political instability. Ukraine and Kazakhstan have implemented free-market economic reforms. ArcelorMittal’s business strategy was developed partly on the assumption that this modernization, restructuring and upgrading of the business climate and physical infrastructure in the developing countries in which it invested will continue, thus creating increased demand for ArcelorMittal’s steel products. This trend will not necessarily continue, particularly in light of the recent economic downturn, which is also affecting more developed economies in the United States and Europe.

Risks of widespread insolvency, mass unemployment and the deterioration of various sectors of the economies where ArcelorMittal operates have increased following the global economic downturn. Any slowdown in the development of these economies or any reduction in the investment budgets of governmental agencies and companies responsible for the modernization of physical infrastructure could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal is subject to political, social and legal uncertainties in some of the developing countries in which it operates or proposes to operate. Any disruption or volatility in the political, social or legal environment in those countries may have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal operates, or proposes to operate, in a number of developing countries. Some of the countries in which it currently operates, have been undergoing substantial political transformations from centrally controlled command economies to pluralist market-oriented democracies. Political, economic and legal reforms necessary to complete such transformation may not continue. On occasion, ethnic, religious, historical and other divisions have given rise to tensions and, in certain cases, wide-scale civil disturbances and military conflict. Tensions may increase as a result of the global economic downturn. The political systems in these and other developing countries are vulnerable to the populations’ dissatisfaction with reforms, social and ethnic unrest and changes in governmental policies, any of which could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects and its ability to continue to do business in these countries.

In addition, the legal systems in some of the countries in which ArcelorMittal operates remain less than fully developed, particularly with respect to property rights, the protection of foreign investment and bankruptcy proceedings, generally resulting in a lower level of legal certainty or security than in more developed countries. Moreover ArcelorMittal may encounter difficulties in enforcing court judgments or arbitral awards in some countries in which it operates among other reasons because those countries may not be parties to treaties that recognize the mutual enforcement of court judgments.

ArcelorMittal may experience currency fluctuations and become subject to exchange controls that could adversely affect its business, financial condition, results of operations or prospects.

ArcelorMittal operates and sells products globally, and, as a result, its business, financial condition, results of operations or prospects could be adversely affected by fluctuations in exchange rates. Major changes in exchange rates, particularly changes in the value of the U.S. dollar against the currencies of the countries in which ArcelorMittal operates, could have an adverse effect on its business, financial condition, results of operations or prospects.

Some transactions involving for example the South African rand, Kazakh tenge, Brazilian real, Argentine peso, Algerian dinar and Ukrainian hryvnia are, or in the past have been, subject to limitations imposed by those countries’ central banks. The imposition of exchange controls or other similar restrictions on currency convertibility in the countries in which ArcelorMittal operates could adversely affect its business, financial condition, results of operations or prospects.

Disruptions to ArcelorMittal’s manufacturing processes could adversely affect ArcelorMittal’s operations, customer service levels and financial results.

Steel manufacturing processes are dependent on critical steel-making equipment, such as furnaces, continuous casters, rolling mills and electrical equipment (such as transformers), and such equipment may incur downtime as a result of unanticipated failures or other events, such as fires or furnace breakdowns. ArcelorMittal’s manufacturing plants have experienced, and may in the future experience, plant shutdowns or periods of reduced production as a result of such equipment failures or other events. To the extent that lost production as a result of such a disruption could not be compensated for by unaffected facilities, such disruptions could have an adverse effect on ArcelorMittal’s operations, customer service levels and financial results.

Natural disasters could significantly damage ArcelorMittal’s production facilities.

Natural disasters could significantly damage ArcelorMittal’s production facilities and general infrastructure. For example, ArcelorMittal Lázaro Cárdenas’s production facilities are located in Lázaro Cárdenas, Michoacán, Mexico and ArcelorMittal Temirtau is located in the Karaganda region of the Republic of Kazakhstan, both of which are areas that have historically experienced earthquakes of varying magnitude. ArcelorMittal Point Lisas is located in Trinidad, which is vulnerable to hurricanes. Extensive damage to these facilities or any other major production complexes and staff casualties whether as a result of floods, earthquakes, hurricanes, tsunamis or other natural disasters, could, to the extent that lost production as a result of such a disaster could not be compensated for by unaffected facilities, severely affect ArcelorMittal’s ability to conduct its business operations and, as a result, reduce its future operating results.

ArcelorMittal’s insurance policies provide limited coverage, potentially leaving it uninsured against some business risks.

The occurrence of an event that is uninsurable or not fully insured could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects. ArcelorMittal maintains insurance on property and equipment in amounts believed to be consistent with industry practices but it may not be fully insured against some business risks. ArcelorMittal’s insurance policies cover physical loss or damage to its property and equipment on a reinstatement basis arising from a number of specified risks and certain consequential losses, including business interruption arising from the occurrence of an insured event under the policies. Under these policies, damages and losses caused by certain natural disasters, such as earthquakes, floods and windstorms, are also covered. Each of the operating subsidiaries of ArcelorMittal also maintains various other types of insurance, such as workmen’s compensation insurance and marine insurance.

In addition, ArcelorMittal maintains trade credit insurance on receivables from selected customers subject to limits that it believes are consistent with those in the steel industry generally in order to protect it against the risk of non-payment due to customers’ insolvency or other causes. Not all of ArcelorMittal’s customers are or can be insured, and even when insurance is available, it may not fully cover the exposure.

As a result of the economic downturn, which has had a particularly severe impact on certain countries and industries, including the U.S. automobile industry, insurers no longer provide coverage for certain customers or impose trade credit insurance limits that are not sufficient to cover the Company’s full exposure with respect to receivables from certain customers.

Notwithstanding the insurance coverage that ArcelorMittal and its subsidiaries carry, the occurrence of an accident that causes losses in excess of limits specified under the relevant policy, or losses arising from events not covered by insurance policies, could materially harm ArcelorMittal’s financial condition and future operating results.

Product liability claims could adversely affect ArcelorMittal’s operations.

ArcelorMittal sells products to major manufacturers engaged in manufacturing and selling a wide range of end products. ArcelorMittal also from time to time offers advice to these manufacturers. Furthermore, ArcelorMittal’s products are also sold to, and used in, certain safety-critical applications. There could be significant consequential damages resulting from the use of such products. ArcelorMittal has a limited amount of product liability insurance coverage, and a major claim for damages related to ArcelorMittal products sold and, as the case may be, advice given in connection with such products, could leave ArcelorMittal uninsured against a portion or all of the award and, as a result, materially harm its financial condition and future operating results.

ArcelorMittal is subject to regulatory risk, and may incur liabilities arising from investigations by governmental authorities and litigation regarding its pricing and marketing practices or other antitrust matters.

ArcelorMittal is the largest steel producer in the world. As a result of this position, ArcelorMittal may be subject to exacting scrutiny from regulatory authorities and private parties, particularly regarding its trade practices and dealings with customers and counterparties. As a result of its position in the steel markets, and its historically acquisitive growth strategy, ArcelorMittal could be the target of governmental investigations and lawsuits based on antitrust laws in particular. These could require significant expenditures and result in liabilities or governmental orders that could have a material adverse effect on ArcelorMittal’s business, operating results, financial condition and prospects.

ArcelorMittal and certain of its subsidiaries are currently under investigation by governmental entities in several countries, and are named as defendants in a number of lawsuits relating to various antitrust matters. For example, in December 2008 the French Competition Council imposed a fine of €301.78 million on subsidiaries of ArcelorMittal, concluding that they had agreed with their competitors to fix prices and allocate markets and customers during the 1999 to 2004 period. In January 2009, ArcelorMittal filed an appeal to contest the amount of the fine, but is unable to determine whether the appeal will be successful. Also, in September 2008, Standard Iron Works filed a complaint in U.S. federal court against ArcelorMittal, ArcelorMittal USA Inc. and other steel manufacturers, alleging that the defendants conspired since 2005 to restrict the output of steel products in order to affect steel prices. Since the filing of the Standard Iron Works lawsuit, other similar lawsuits have been filed and have been consolidated with this lawsuit. The defendants have filed a motion to dismiss the complaint. Antitrust proceedings and investigations involving ArcelorMittal and its subsidiaries are also currently pending in Brazil, Europe and South Africa.

Because of the fact-intensive nature of the issues involved and the inherent uncertainty of such litigation and investigations, negative outcomes are possible. An adverse ruling in the proceedings described above or in other similar proceedings in the future could subject ArcelorMittal to substantial administrative penalties and/or civil damages. In cases relating to other companies, civil damages have ranged as high as hundreds of millions of U.S. dollars in major civil antitrust proceedings during the last decade. With respect to the pending U.S. federal court litigation, ArcelorMittal could be subject to treble damages. Although ArcelorMittal has established reserves for certain antitrust claims, unfavorable outcomes in current and potential future litigation and investigations could reduce ArcelorMittal’s liquidity and negatively affect its financial performance and financial condition.

The income tax liability of ArcelorMittal may substantially increase if the tax laws and regulations in countries in which it operates change or become subject to adverse interpretations or inconsistent enforcement.

Taxes payable by companies in many of the countries in which ArcelorMittal operates are substantial and include value-added tax, excise duties, profit taxes, payroll-related taxes, property taxes and other taxes. Tax laws and regulations in some of these countries may be subject to frequent change, varying interpretation and inconsistent enforcement. Ineffective tax collection systems and continuing budget requirements may increase the likelihood of the imposition of arbitrary or onerous taxes and penalties, which could have a material adverse effect on ArcelorMittal’s financial condition and results of operations. In addition to the usual tax burden imposed on taxpayers, these conditions create uncertainty as to the tax implications of various business decisions. This uncertainty could expose ArcelorMittal to significant fines and penalties and to enforcement measures despite its best efforts at compliance, and could result in a greater than expected tax burden. See note 19 to the ArcelorMittal Consolidated Financial Statements.

In addition, many of the jurisdictions in which ArcelorMittal operates have adopted transfer pricing legislation. If tax authorities impose significant additional tax liabilities as a result of transfer pricing adjustments, it could have a material adverse effect on ArcelorMittal’s financial condition and results of operations.

It is possible that tax authorities in the countries in which ArcelorMittal operates will introduce additional revenue raising measures. The introduction of any such provisions may affect the overall tax efficiency of ArcelorMittal and may result in significant additional taxes becoming payable. Any such additional tax exposure could have a material adverse effect on its financial condition and results of operations.

ArcelorMittal may face a significant increase in its income taxes if tax rates increase or the tax laws or regulations in the jurisdictions in which it operates, or treaties between those jurisdictions, are modified in an adverse manner. This may adversely affect ArcelorMittal’s cash flows, liquidity and ability to pay dividends.

If ArcelorMittal were unable to utilize fully its deferred tax assets, its profitability could be reduced.

At December 31, 2008, ArcelorMittal had $751 million recorded as deferred tax assets on its balance sheet. These assets can be utilized only if, and only to the extent that, ArcelorMittal’s operating subsidiaries generate adequate levels of taxable income in future periods to offset the tax loss carry forwards and reverse the temporary differences prior to expiration.

At December 31, 2008, the amount of future income required to recover ArcelorMittal’s deferred tax assets was approximately $2,540 million at certain operating subsidiaries. For each of the years ended December 31, 2007 and 2008, these operating subsidiaries generated approximately 29% and 62%, respectively, of ArcelorMittal’s consolidated income before tax of $14,888 million and $11,537 million respectively.

ArcelorMittal’s ability to generate taxable income is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. If ArcelorMittal generates lower taxable income than the amount it has assumed in determining its deferred tax assets, then the value of deferred tax assets will be reduced.

U.S. investors may have difficulty enforcing civil liabilities against ArcelorMittal and its directors and senior management.

ArcelorMittal is organized under the laws of the Grand Duchy of Luxembourg with its principal executive offices and corporate seat in Luxembourg. The majority of ArcelorMittal’s directors and senior management are residents of jurisdictions outside the United States. The majority of ArcelorMittal’s assets and the assets of these persons are located outside the United States. As a result, U.S. investors may find it difficult to effect service of process within the United States upon ArcelorMittal or these persons or to enforce outside the United States judgments obtained against ArcelorMittal or these persons in U.S. courts, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against ArcelorMittal or these persons in courts in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against ArcelorMittal’s directors and senior management and non-U.S. experts named in this prospectus.

Risks Relating to This Offering

Although the Notes are referred to as “senior Notes,” the Notes are effectively subordinated to the rights of our existing and future secured creditors, and any liabilities of our subsidiaries.

Holders of the Issuer’s present and future secured indebtedness and the indebtedness of the Issuer’s subsidiaries will have claims that are senior to your claims as holders of the Notes, to the extent of the value of the assets securing such other indebtedness. The Notes will be effectively subordinated to existing secured financings and any other secured indebtedness incurred by the Issuer, to the extent of the value of the underlying collateral. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the Notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the Notes, and potentially with all of the Issuer’s other general creditors, based upon the respective amounts owed to each holder or creditor, in the Issuer’s remaining assets. The Notes will also be structurally subordinated in right of payment to all indebtedness and other liabilities and commitments of the Issuer’s subsidiaries.

At March 31, 2009, on a pro forma basis after giving effect to this offering and the use of proceeds from this offering:

•

the Issuer would have had $27.8 billion of senior indebtedness on a consolidated basis, $0.56 billion of which is secured and would rank effectively senior to the Notes, to the extent of the value of the assets collateralizing such indebtedness; and

•	the Issuer’s subsidiaries would have had $6.76 billion of indebtedness which would rank effectively senior to the Notes.

The Issuer’s ability to make debt service payments depends on its ability to transfer income and dividends from its subsidiaries.

The Issuer is a holding company with no significant assets other than direct and indirect interests in the many subsidiaries through which it conducts operations. These subsidiaries are not required and may not be able to pay dividends to the Issuer. A number of the Issuer’s subsidiaries are located in countries that may impose regulations restricting the payment of dividends outside of the country through exchange control regulations. Furthermore, the continued transfer to the Issuer of dividends and other income from its subsidiaries is in some cases limited by various credit or other contractual arrangements and/or tax constraints, which could make such payments difficult or costly. If in the future these restrictions are increased or if the Issuer is otherwise unable to ensure the continued transfer of dividends and other income to it from these subsidiaries, its ability to pay dividends and/or make debt payments will be impaired.

Claims of the creditors of the Issuer’s subsidiaries have priority as to the assets of such subsidiaries over the claims of the Issuer’s creditors.

The Issuer may not have the ability to repay the Notes.

The Issuer will be required to repurchase the Notes at the option of Noteholders upon certain events, such as a delisting, a Free Float Event or a Change of Control. The Issuer may also be required to repay all or part of the Notes prior to maturity in the event of a default. If the Noteholders were to require Issuer to repay their Notes following an event of default, or to repurchase the Notes prior to maturity, the Issuer cannot be certain that it will be able to pay the required amount in full. The Issuer’s ability to repay the Notes, whether at or prior to maturity, will depend on its financial condition (including its cash position resulting from its ability to receive income and dividends from its subsidiaries as described above) at the time of the requested repayment, and may be limited by law, by the terms of its indebtedness and by the agreements that it may have entered into on or before such date, which may replace, supplement or amend its existing or future indebtedness. The Issuer’s failure to repay the Notes may result in an event of default under the terms of other outstanding indebtedness.

The Notes do not impose significant financial restrictions on the Issuer.

The Issuer may issue other securities, including other bonds, which may represent significant amounts, increase the Issuer’s indebtedness and decrease the Issuer’s credit rating. The indenture for the Notes does not require the Issuer to maintain any financial ratios or specific levels of shareholders’ equity, revenues, cash flows or liquidities and, accordingly, do not protect the Noteholders in the event of a deterioration of the Issuer’s financial condition.

The negative pledge clause does not prevent, in certain circumstances, the Issuer and its material subsidiaries from freely disposing of their assets or from freely granting security interests.

The indenture for the Notes contains a negative pledge that prohibits the Issuer and its Material Subsidiaries (as defined therein) from creating security over assets to secure other bonds or similar debt instruments, unless the Issuer creates similar security over the Notes. However, the Issuer is generally permitted to sell or otherwise dispose of substantially all of its assets to another corporation or other entity under the indenture for the Notes. The Issuer is also permitted to create security over its assets to secure other bonds or similar debt instruments in certain circumstances (for example, in the case of “Permitted Security” as defined in the indenture). If the Issuer decides to dispose of a large amount of its assets, holders of the Notes will not be entitled to declare an acceleration of the maturity of the Notes, and those assets will no longer be available to support payments on the Notes.

A downgrade in the Issuer’s credit rating could adversely affect the trading price of the Notes.

The market value for the Notes is directly affected by the Issuer’s credit rating. Credit rating agencies continually revise their ratings for companies that they follow, including the Issuer. Any ratings downgrade could adversely affect the trading price of the Notes or the trading market for the Notes to the extent a trading market for the Notes develops.

Luxembourg insolvency laws may adversely affect a recovery by the holders of the Notes.

The Issuer is a Luxembourg company. Luxembourg insolvency laws may make it more difficult for holders of the Notes to effect a restructuring of the Issuer or to recover the amount they would have recovered in a liquidation or bankruptcy proceeding in other jurisdictions. There are a number of insolvency regimes under Luxembourg law.

Bankruptcy proceedings (faillite) are primarily designed to liquidate and distribute the assets of a debtor to its creditors. Three formal corporate rescue procedures exist: controlled management (gestion contrôlée), which involves one or several commissioners (commissaires à la gestion contrôlée) preparing a plan of reorganisation or a plan for the realisation and distribution of the assets; moratorium (concordat préventif de faillite), whereby a judge is appointed to oversee the negotiation of an agreement between the debtor and his creditors; and the suspension of payments (sursis de paiement), whereby one or more commissioners is/are appointed by the court to oversee the management of the company during the suspension of payments period. A judgment in bankruptcy proceedings has the effect of removing the power from a company to manage its assets and of stopping all attachment or garnishment proceedings brought by unsecured or non-privileged creditors. However, this type of judgment has no effect on creditors holding certain forms of security, such as pledges. A secured creditor holding a pledge can retain possession of the pledged assets or can enforce its security interest if an event of default has occurred under the security agreement. The ratification of the composition in composition proceedings will have no effect on creditors who, having secured claims, did not participate in the composition proceedings and did not, therefore, waive their rights or priority, their mortgages or pledges. These creditors may continue to act against the debtor in order to obtain payment of their claims and they may enforce their rights, obtain attachments and obtain the sale of the assets securing their claims. Equally, the procedure of suspension of payments once approved has no effect on secured creditors.

A recovery under Luxembourg law, therefore, could involve a sale of the assets of the debtor in a manner that does not reflect the going concern value of the debtor. Consequently, Luxembourg insolvency laws could preclude or inhibit the ability of the holders of the Notes to effect a restructuring of the Issuer and could reduce their recovery in a Luxembourg insolvency proceeding.

In connection with Luxembourg bankruptcy proceedings, the assets of a debtor are generally liquidated and the proceeds distributed to the debtor’s creditors on the basis of the relative claims of those creditors, and certain parties (such as secured creditors) will have special rights that may adversely affect the interests of holders of the Notes. The claim of a creditor may be limited depending on the date on which the claim becomes due and payable in accordance with its terms. Each of these claims will have to be submitted to the Issuer’s receiver to be verified by the receiver. Any dispute as to the valuation of claims will be subject to court proceedings. These verification procedures could cause the claims of holders of the Notes as to principal to be recognized for less than the principal amount of their Notes or could cause holders of the Notes to recover less than they could recover in a liquidation governed by the laws of another jurisdiction. Such verification procedures could also cause payments to the holders of the Notes to be delayed compared with holders of undisputed claims.

An active trading market for the Notes may not develop.

The Notes are a new issue of securities for which there is currently no public market, and no active trading market might ever develop. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of the Issuer’s common shares, the Issuer’s performance and other factors. In addition, the Issuer does not know whether an active trading market will develop for the Notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the Notes may be harmed.

The Issuer has no plans to list the Notes on a securities exchange. The Issuer has been advised by the Underwriters that they presently intend to make a market in the Notes. However, the Underwriters are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the Underwriters cease to act as the market makers for the Notes, the Issuer cannot assure you another firm or person will make a market in the Notes.

The liquidity of any market for the Notes will depend upon the number of holders of the Notes, the Issuer’s results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the Notes and other factors. An active or liquid trading market for the Notes may not develop.

Recent developments in the convertible debt markets may adversely affect the market value of the Notes.

The convertible debt markets are currently experiencing unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the Securities and Exchange Commission on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of the common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible note investors employ difficult to execute for outstanding convertible notes of those companies whose common stock was subject to the short sale prohibition. The SEC orders expired at 11:59 p.m., New York City Time, on Wednesday, October 8, 2008. However, the SEC is currently considering instituting other limitations on effecting short sales (such as the uptick rule) and other regulatory organizations may do the same. Any future governmental actions that interfere with the ability of convertible note investors to effect short sales on the underlying common stock would significantly affect the market value of the Notes.

The market price of the Notes could be significantly affected by the market price of the shares, which may fluctuate significantly.

The Issuer expects that the market price of the Notes will be significantly affected by the market price of its common stock. This may result in greater volatility in the trading value for the Notes than would be expected for nonconvertible debt securities that the Issuer may issue. Factors that could affect the Issuer’s common stock price include the following:

•	fluctuations in the Issuer’s quarterly results of operations and cash flows or those of other companies in its industry;

•	the public’s reaction to the Issuer’s press releases, announcements and filings with the SEC;

•	additions or departures of key personnel;

•	changes in financial estimates or recommendations by research analysts;

•	changes in the amount of indebtedness the Issuer has outstanding;

•	changes in the ratings of the Notes or other securities;

•	changes in general conditions in the U.S. and international economy, financial markets or the industry in which the Issuer operates, including changes in regulatory requirements;

•	significant contracts, acquisitions, dispositions, financings, joint marketing relationships, joint ventures or capital commitments by the Issuer or its competitors;

•	developments related to significant claims or proceedings against the Issuer;

•	the Issuer’s dividend policy; and

•	future sales of equity or equity-linked securities by the Issuer.

In recent years, stock markets, including the New York Stock Exchange, have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market prices of the Issuer’s common stock and the Notes.

The market value of the Notes will depend on numerous factors.

The market value of the Notes will depend on the price and volatility of the Issuer’s common stock, market interest rates, the Issuer’s credit risk and changes in the market opinion regarding the Issuer, and the level of dividend payments made by the Issuer. Therefore, a reduction of the market price and/or the volatility of the Issuer’s common stock, an increase of the applicable interest rate, any real or perceived changes in the credit risk or an increase in dividend payments may adversely affect the market value of the Notes.

You may have to pay taxes if we adjust the Conversion Ratio of the Notes in certain circumstances, even though you would not receive any cash.

We will adjust the Conversion Ratio of the Notes for stock splits and combinations, stock dividends, certain cash dividends and certain other events that affect our capital structure. Please read “Description of the Notes—Conversion.” Upon certain adjustments to (or certain failures to make adjustments to) the Conversion Ratio if you are a U.S. Holder (as defined in “Tax Considerations”), you may be treated as having received a constructive distribution from the Issuer, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the adjustment to (or failure to adjust) the Conversion Ratio and even though you might not exercise your conversion right. Please consult your tax advisor and read “Tax Considerations.”

Future sales of the Issuer’s common stock in the public market or the issuance by the Issuer of securities senior to its common stock could adversely affect the trading price of the Issuer’s common stock and the value of the Notes and the Issuer’s ability to raise funds in new stock offerings.

Future sales of substantial amounts of the Issuer’s common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of the Issuer’s common stock and the value of the Notes and could impair the Issuer’s ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of the Issuer’s common stock or the availability of shares of the Issuer’s common stock for future sale will have on the trading price of the Issuer’s common stock or the value of the Notes. The price of the Issuer’s common stock could be affected by possible sales of the Issuer’s common stock by investors who view the Notes as a more attractive means of equity participation in the Issuer and by hedging or arbitrage trading activity that the Issuer expects to develop involving the Issuer’s common stock. The hedging or arbitrage could, in turn, affect the trading price of the Notes.

The adjustment to the Conversion Ratio in connection with a Make-Whole Event may not adequately compensate you for the lost option time value of your Notes as a result of such Make-Whole Event.

If the certain transactions that constitute a Make-Whole Event occur prior to maturity, we will adjust, for conversions that occur during a time period described herein, the Conversion Ratio as described under “Description of the Notes—Conversion—Financial Transactions.” That adjustment is not the table-based adjustment ordinarily used for similar convertible debt issuances, and may not adequately compensate you for such loss. Conversely, the Issuer’s obligation to deliver to make that adjustment to the Conversion Ratio could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Some significant restructuring transactions may not constitute an event that gives you the right to require us to repurchase the Notes.

Holders will only have the right to require us to repurchase Notes upon the occurrence of a delisting, a Change of Control or a Free Float Event. However, the definition of those terms are limited to only certain transactions or events. Therefore these provisions will not afford protection to holders of the Notes in the event of other transactions or events that do not constitute a delisting, a Change of Control or a Free Float Event, but that could nevertheless adversely affect the Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute not require us to repurchase the Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings or otherwise adversely affect the value of the Notes.

As a holder of Notes, you will not be entitled to any rights with respect to the Issuer’s common stock, but you will be subject to all changes made with respect to the Issuer’s common stock.

If you hold Notes, you will not be entitled to any rights with respect to the Issuer’s common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on the Issuer’s common stock), but you will be subject to all changes affecting the Issuer’s common stock. You will have the rights with respect to the Issuer’s common stock only when the Issuer delivers common shares to you upon conversion of your Notes and, in limited cases, under the Conversion Ratio adjustments applicable to the Notes. For example, in the event that an amendment is proposed to the Issuer’s articles of incorporation requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the delivery of the Issuer’s common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of the Issuer’s common stock.

The Conversion Ratio of the Notes will not be adjusted for all dilutive events that may occur.

The conversion ratio of the Notes is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on the Issuer’s common stock, the issuance of certain rights or warrants, subdivisions or combinations of the Issuer’s common stock, certain distributions of assets, debt securities, capital stock or cash to holders of the Issuer’s common stock and certain tender or exchange offers as described under “Description of the Notes—Conversion—Financial Transactions.” The Conversion Ratio will not be adjusted for other events, such as stock issuances for cash, that may adversely affect the trading price of the Notes or the common stock. There can be no assurance that an event that adversely affects the value of the Notes, but does not result in an adjustment to the Conversion Ratio, will not occur.

The right to convert the Notes may be suspended by the Issuer under certain circumstances.

Under certain circumstances as described under “Description of the Notes—Conversion—Suspension of the Conversion Right” the Issuer may decide to suspend the exercise of the Conversion Right and you will not be entitled to compensation for any losses that you may incur as a result of such suspension and your inability to convert your Notes during such time.

The adjustment provided for cash dividends is unusual for convertible debt instruments in the United States.

The conversion rate of the Notes will be adjusted if the Issuer pays a cash dividend, but only if that cash dividend results in a Dividend Payment Differential, as described in this prospectus supplement, which generally means that total amount of dividends distributed per share for each financial year exceeds the threshold amount of $0.75. Accordingly, if the Issuer pays an extraordinary cash dividend prior to a regular dividend, no adjustment will be made for that extraordinary dividend unless and until all dividend payments for the year exceeds the dividend threshold, and the adjustment will only account for the dividends in excess of the dividend threshold.

Conversion of the Notes may dilute the ownership interest of existing shareholders, including holders who have previously converted their Notes.

The conversion of some or all of the Notes may dilute the ownership interests of existing shareholders. Any sales in the public market of the Issuer’s common stock issuable upon such conversion could adversely affect prevailing market prices of the Issuer’s common stock. In addition, the anticipated conversion of the Notes into shares of the Issuer’s common stock could depress the price of the Issuer’s common stock.

Changes in the value of the embedded derivatives in the Notes may increase the volatility of our earnings.

We expect to account for the Notes as compound instruments that include embedded derivatives. Changes in the fair value of the embedded derivatives will be recorded in our income statement and the associated gains or losses, which could be substantial, may increase the volatility of our earnings from period to period.

RECENT DEVELOPMENTS

First Quarter 2009 Results

ArcelorMittal announced results for the three months ended March 31, 2009, which included:

Highlights for the three months ended March 31, 2009

•	Shipments of 16.0 million tonnes, down 6% as compared to the fourth quarter of 2008.

•	Sales of $15.1 billion, down 32% as compared to the fourth quarter of 2008.

•	Operating loss of $1.5 billion.

•	Net loss of $1.1 billion due in part to $1.2 billion pre-tax of write-downs of inventories and related contracts.

•

Net debt of $26.7 billion at the end of March 31, 2009 and cash and cash equivalents (including restricted cash) plus amounts available to be drawn under existing bank lines at March 31, 2009 of $11.6 billion (amount does not include proceeds of $1.6 billion (€1.25 billion) from convertible bond issued on April 1, 2009).

A press release regarding ArcelorMittal’s first quarter results entitled “ArcelorMittal Reports First Quarter 2009 Results” has been filed on Form 6-K on April 29, 2009 and is incorporated by reference herein.

Second Quarter 2009 Outlook

The Company expects second quarter 2009 operating results to be slightly positive.

Forward Start facilities

On February 11, 2009, ArcelorMittal announced that it had secured commitments from banks for two Forward Start facilities totaling $4.8 billion, subject to certain conditions. A Forward Start facility provides a borrower with a committed facility to refinance an existing facility, and therefore certainty as to the availability of funds for that refinancing. A Forward Start facility is typically entered into at a time well before a refinancing facility would ordinarily be put in place. The existing facility is not amended and continues in force. ArcelorMittal decided to enter into these facilities in order to secure significant liquidity in advance in the event that difficult credit market conditions persist for longer than expected.

Of the $4.8 billion in Forward Start commitments secured, $3.2 billion in commitments secured may be used to refinance the $4 Billion Facility, which is scheduled to mature in 2009 or (if extended) 2010 (as to approximately one-third) and 2011 (as to approximately two-thirds). A $3.2 billion revolving credit facility in respect of these Forward Start commitments was entered into on February 13, 2009 (the “$3.2 Billion Refinancing Facility”).

On March 30, 2009, ArcelorMittal announced that it secured an additional $1.2 billion of commitments from banks, which, together with the remaining $1.6 billion in Forward Start commitments announced on February 11, 2009, may be used to refinance at maturity the 2005 Credit Facility, which is scheduled to mature in 2010. A $2.8 billion revolving credit facility in respect of these Forward Start commitments (the “2005 Refinancing Facility”) was entered into on March 26, 2009.

On April 28, 2009, the Company announced that it had entered into an additional $0.3 billion of Forward Start Facilities.

Each of the $3.2 Billion Refinancing Facility and the 2005 Refinancing Facility contains a provision having the effect of automatically cancelling on a pro rata basis the aggregate commitments under those facilities by an aggregate amount equal to 75% of the net proceeds of certain offerings of debt securities (including the notes to which this prospectus supplement relates) until the commitments under the facilities are reduced to 50% of the original commitments, and by an aggregate amount equal to 33.33% of the net proceeds thereafter.

Recent Developments in Legal Proceedings

During the first quarter of 2009, several counterparties under raw material supply agreements filed claims against ArcelorMittal subsidiaries for breach of contract, alleging failure to take delivery and pay for contractually fixed quantities of raw materials at fixed prices. The aggregate amount of these claims is approximately $350 million. The claims are currently under review by the Company.

Other Recent Developments

On April 8, 2009, ArcelorMittal announced that it would be necessary to continue to suspend and optimize production to ensure the Company is well adapted to the market reality. All production suspensions are temporary and will be reviewed on a regular basis, and the company will maintain all equipment during the suspension period to ensure that production can be re-started as swiftly as possible when market conditions improve. The European Works Council and ArcelorMittal agreed that there would now be strong and transparent social dialogue about the production suspensions at local site level with the relevant Works Councils and employees.

On April 7, 2009, Moody’s Investors Service placed ArcelorMittal’s Baa2 long-term and P2 short-term ratings on review for possible downgrade in light of continued weakness in the steel markets.

On April 1, 2009, ArcelorMittal closed a €1.25 billion convertible bond offering (OCEANE).

On March 20, 2009, Fitch Ratings placed ArcelorMittal’s rating of BBB+ on Rating Watch Negative, citing evidence of a further weakening of the global economy and steel market conditions beyond the agency’s previous expectations, and uncertain volume and pricing trends for 2009 and 2010. Fitch said its action was triggered in part by a profit warning issued the day before by another major steel producer, which had cited an increase in the speed and severity of the deterioration of steel market conditions in recent weeks. Fitch noted ArcelorMittal’s initiatives in response to the economic downturn, including its significant steel production, cost, capital expenditure and dividend reductions, but stated its concern that these initiatives may not be sufficient to offset weakening demand from customers, particularly the automotive and construction sectors.

On March 19, 2009, ArcelorMittal announced that the shares of its Canadian subsidiary Dofasco, which had been held by Strategic Steel Stichting, a Dutch foundation created in 2006 for the sole purpose of holding custody of Dofasco’s shares, will be transferred back to the ArcelorMittal group. In response to market speculation, ArcelorMittal stated that it has no plans to sell Dofasco.

On February 12, 2009, Standard & Poor’s Ratings Services revised its outlook on ArcelorMittal to negative from stable, while affirming the Company’s BBB+ long-term corporate credit rating.

USE OF PROCEEDS

The net proceeds of the offering, after deduction of underwriting discounts and commissions and expenses of approximately $0.9 million, amount to approximately $690.8 million. ArcelorMittal intends to use the proceeds to lengthen its debt maturity profile and refinance existing indebtedness under various revolving credit facilities, with maturities ranging from 2010 until 2012. The debt to be refinanced currently bears interest at the rate of Libor/Euribor plus approximately 0.32%.

DIVIDENDS AND DIVIDEND POLICY

Subject to certain limitations set out by Luxembourg law, each ArcelorMittal share is entitled to participate equally in dividends when and if declared by the annual ordinary general meeting of shareholders out of funds legally available for such purposes. ArcelorMittal’s Articles of Association provide that the annual ordinary general meeting of shareholders may declare a dividend and ArcelorMittal’s Board of Directors may declare interim dividends within the limits permitted by Luxembourg law.

Declared and unpaid dividends held by ArcelorMittal for the account of its shareholders do not bear interest. Under Luxembourg law, claims for dividends will lapse in favor of ArcelorMittal five years after the date on which such dividends are declared.

On March 17, 2008, June 16, 2008, September 15, 2008 and on December 15, 2008, an interim dividend of $0.375 cents per share was paid.

Considering the exceptional global economic conditions since September 2008, on February 10, 2009, ArcelorMittal’s Board of Directors recommended reducing the annual dividend in 2009 to $0.75 per share (with quarterly dividend payments of $0.1875), subject to the approval of the annual general meeting of shareholders on May 12, 2009. The first new quarterly dividend payment took place on March 16, 2009 (an interim dividend), and, subject to shareholder approval, quarterly dividends are scheduled to take place on this basis on June 15, 2009, September 14, 2009 and December 14, 2009. After having already suspending its previously announced policy to return 30% of net income to shareholders through an annual base dividend supplemented by share buy-backs, on April 28, 2009, the Company formally announced the termination effective immediately of the share buyback programs authorized by the shareholders on May 13, 2008 and under which shares were repurchased until September 5, 2008.

MARKET INFORMATION

ArcelorMittal shares are listed and traded on the NYSE (symbol “MT”), ArcelorMittal’s principal United States trading market, and outside the United States are admitted to trading on the Luxembourg Stock Exchange’s regulated market and listed on the Official List of the Luxembourg Stock Exchange (“MT”) and are listed and traded (on a single order book as from January 14, 2009) on the NYSE Euronext European markets (Paris, Amsterdam and Brussels) (“MT”) and the Spanish Stock Exchanges (“MTS”).

The following table sets forth, for the periods indicated, the high and low sales prices per share of ArcelorMittal shares as reported on the NYSE and the European exchanges on which its shares are listed. Prices per share until September 3, 2007 are those of class A common shares of Mittal Steel, which, along with its class B common shares, were exchanged for shares of ArcelorMittal in the first-step merger of Mittal Steel and ArcelorMittal.

On April 29, 2009, the last sale price of the Shares was (i) €17.85 per Share on the Luxembourg Stock Exchange, (ii) €17.98 per Share on the NYSE Euronext European Markets (Paris, Amsterdam and Brussels), and (iii) €18.01 per Share on the Spanish Stock Exchanges.

	The New York Stock Exchange		NYSE Euronext Amsterdam(1)		NYSE Euronext Paris(1)
	ArcelorMittal Shares		ArcelorMittal Shares		ArcelorMittal Shares
	High	Low	High	Low	High	Low
	(in U.S. dollars)		(in euros)		(in euros)
Year ended December 31, 2004	42.80	6.80	32.45	5.20	—	—

Year ended December 31, 2005	43.86	22.11	33.25	17.31	—	—

Year ended December 31, 2006	43.67	26.72	34.95	21.82	35.00	23.00

Year ended December 31, 2007
First Quarter	54.35	39.59	41.03	30.02	41.03	30.02
Second Quarter	66.90	52.41	50.08	38.15	50.08	38.15
Third Quarter	79.24	51.18	55.80	37.55	55.80	37.54
Fourth Quarter	83.88	67.68	58.26	45.67	58.25	45.70

Year ended December 31, 2008
First Quarter	82.26	55.53	54.19	35.50	54.15	35.35
Second Quarter	104.77	80.14	67.81	50.25	67.79	50.23
Third Quarter	95.34	45.10	62.60	31.97	62.71	31.96
Fourth Quarter	49.15	15.44	36.80	12.93	36.805	12.94

Month ended
Oct-08	49.15	19.14	36.80	15.30	36.805	15.30
Nov-08	33.13	15.44	24.78	12.93	24.75	12.94
Dec-08	26.97	19.45	19.76	15.04	19.75	15.04
Jan-09	30.00	20.30	22.91	15.71	22.94	15.71
Feb-09	28.70	19.26	22.095	15.45	—	—
Mar-09	21.51	17.10	16.195	12.66	—	—
Apr-09*	29.25	21.58	22.11	16.01	—	—

Note:  Includes intraday highs and lows.

(1)	Since January 14, 2009, ArcelorMittal trades on a single order book on Euronext Paris, Euronext Amsterdam and Euronext Brussels under the symbol MT, which means a single quoted price is applicable for all three markets. For the purposes of this table, prices are listed under Euronext Amsterdam.
*	April 2009 data is through April 29, 2009

	Luxembourg Stock Exchange		NYSE Euronext Brussels(1)		Spanish Stock Exchanges(2)
	ArcelorMittal Shares		ArcelorMittal Shares		ArcelorMittal Shares
	High	Low	High	Low	High	Low
	(in euros)		(in euros)		(in euros)
Year ended December 31, 2004	—	—	—	—	—	—

Year ended December 31, 2005	—	—	—	—	—	—

Year ended December 31, 2006	35.00	24.50	34.84	24.60	34.85	24.00

Year ended December 31, 2007
First Quarter	40.90	30.60	41.17	30.10	41.03	30.12
Second Quarter	49.98	39.00	50.11	38.62	50.10	38.18
Third Quarter	55.80	38.13	55.78	37.90	55.70	37.14
Fourth Quarter	57.90	46.00	58.20	45.64	58.20	45.67

Year ended December 31, 2008
First Quarter	52.60	37.00	54.00	35.98	54.10	36.31
Second Quarter	66.05	51.80	67.74	50.47	67.70	50.25
Third Quarter	59.75	34.30	62.29	32.48	62.75	32.01
Fourth Quarter	33.21	13.92	36.91	12.98	36.60	12.80

Month ended
Oct-08	33.21	15.75	36.91	15.50	36.60	15.50
Nov-08	24.40	13.92	24.71	12.98	24.80	12.80
Dec-08	19.55	15.65	19.72	15.12	19.74	15.08
Jan-09	21.15	16.10	22.60	15.71	22.93	15.75
Feb-09	22.00	14.90	—	—	22.00	15.34
Mar-09	16.25	12.90	—	—	16.30	12.71
Apr-09*	22.00	15.88	—	—	22.07	15.93

(1)	Since January 14, 2009, ArcelorMittal trades on a single order book on Euronext Paris, Euronext Amsterdam and Euronext Brussels under the symbol MT, which means a single quoted price is applicable for all three markets. For the purposes of this table, prices are listed under Euronext Amsterdam.
(2)	Spanish Stock Exchanges in Madrid, Barcelona, Bilbao and Valencia (“MTS”).
*	April 2009 data is through April 29, 2009

Note:

•	Includes intraday highs and lows.

•

Class A common shares of the former Mittal Steel were listed on Euronext Paris by NYSE Euronext and the Spanish Stock Exchanges on July 27, 2006, and on Euronext Brussels by NYSE Euronext and the Official List of the Luxembourg Stock Exchange on August 1, 2006.

CAPITALIZATION

The following table, which has been prepared in accordance with IFRS, sets forth our capitalization as of March 31, 2009:

•	on an actual basis;

•

on an as adjusted basis to give effect to the issuance and sale on April 1, 2009 of our 7.25% bonds convertible into and/or exchangeable for new or existing ArcelorMittal shares due April 1, 2014 (the “Euro Convertible Notes”) and the application of the net proceeds thereof; and

•

on a pro forma as adjusted basis to give further effect to (i) the issuance and sale of $700 million aggregate principal amount of 5.00% Convertible Senior Notes due 2014 in this note offering, and the application of the net proceeds thereof, after deducting the estimated underwriting discount and offering expenses; and (ii) the issuance and sale of 125,143,915 common shares in the concurrent common share offering at a public offering price of $22.77 per share, and the application of the net proceeds thereof, after deducting the estimated underwriting discount and offering expenses,

You should read this table with the ArcelorMittal Consolidated Financial Statements and the notes thereto incorporated by reference into this prospectus.

	As of March 31, 2009 (Unaudited) (Amounts in $ millions)
	Actual	As Adjusted(1)(2)	Pro Forma as Adjusted(1)(3)
Short-term borrowings, including current portion of long-term debt	7,614	7,614	7,614
Secured and Unguaranteed	20	20	20
Guaranteed and Unsecured	246	246	246
Secured and Guaranteed	0	0	0
Unsecured/Unguaranteed	7,348	7,348	7,348

Long-term borrowings, net of current portion	23,076	23,083	20,233
Secured and Unguaranteed	115	115	115
Guaranteed and Unsecured	4,900	4,900	4,900
Secured and Guaranteed	422	422	422
Unsecured/Unguaranteed	17,639	17,646	14,796

Equity attributable to the equity holders of the parent	51,762	51,762	54,612
Minority interests	3,698	3,698	3,698

Total shareholders’ equity	55,460	55,460	58,310
Total capitalization (Total shareholder’s equity plus Short-term borrowings plus Long-term borrowings)	86,150	86,157	86,157

(1)	The Company will evaluate the Euro Convertible Notes and the notes offered in this offering under IAS 32 and other related literature to determine whether any provisions in the notes will be separately accounted for as an embedded derivative financial instrument. If the Company determines that there is an embedded derivative instrument, it would be reflected separately on the balance sheet as a liability at fair value and the liability associated with the respective convertible senior notes would be reduced by the initial fair value of the embedded derivative. The value of the embedded derivative instruments, if any, would be adjusted quarterly for changes in fair values through the income statement.
(2)	The net proceeds of the Euro Convertible Notes were used to refinance $1,617 million of indebtedness.
(3)	Assumes that all shares borrowed by the Company pursuant to the share lending arrangements are returned using new shares issued after the May 2009 shareholders meeting.

RATIO OF EARNINGS TO FIXED CHARGES

ArcelorMittal’s unaudited ratio of earnings to fixed charges for the periods indicated below was as follows:

	2004	2005	2006	2007	2008
Ratio of earnings to fixed charges	23.6x	9.0x	6.4x	7.6x	5.3x

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings represent consolidated pretax income before adjustment for minority interests in consolidated subsidiaries, less income allocable to minority interests in consolidated subsdiaries that have not incurred fixed charges, fixed charges less interest capitalized, and undistributed earnings of equity investees. Equity investees are investments accounted for using the equity method of accounting. Fixed charges include interest expensed and capitalized and the interest portion of rental obligations. Amounts were prepared in accordance with IFRS.

DESCRIPTION OF THE NOTES

The Notes will be issued under a base indenture to be dated as of May 6, 2009 between us and HSBC Bank USA, National Association, as trustee, as supplemented by a supplemental indenture with respect to the Notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” The terms of the Notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Copies of the form of indenture and Notes will be made available to prospective investors in the Notes upon request to us. We have summarized portions of the indenture and the Notes below. This summary is not complete. We urge you to read the indenture and the Notes because those documents, and not this description, define your rights as a holder of the Notes. The following description of the particular terms of the Notes supplements the description in the accompanying prospectus of the general terms and provisions of our debt securities. To the extent that the following description of the Notes is inconsistent with that general description in the accompanying prospectus, the following description replaces that in the accompanying prospectus.

In this section, “the Company,” “the Issuer,” “we,” “our” and “us” each refers only to ArcelorMittal and not to any of its existing or future subsidiaries, unless expressly stated otherwise. References to “Shares” means the common shares of the Issuer.

Principal Amount and Denomination

The Notes will be limited to an aggregate principal amount of $700,000,000 (or $800,000,000 if the Underwriters’ over-allotment option is exercised in full). The Notes will be issued in denominations of $1,000 principal amount and integral multiples thereof.

Form of the Notes

The Notes will be initially issued in the form of one or more registered Notes in global form Upon issuance, each of the global Notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Under certain circumstances, the Notes may be issued in certificated form as described under “Certificated Notes” below.

Interest

The Notes will bear interest from and including May 6, 2009 (the “Issue Date”) at a rate of 5.00% per annum on the stated principal amount, payable semi-annually in arrears on each May 15 and November 15 in each year (each, an “Interest Payment Date”) commencing on November 15, 2009. The regular record dates for the payment of interest will be May 1, in the case of the May 15 Interest Payment Date, and November 1, in the case of the November 15 Interest Payment Date.

Interest will be calculated as described in the accompanying prospectus.

Unless otherwise stated, references to interest in this “Description of the Notes” include any extension fee that is payable (as described under “—Events of Default”).

Redemption

Redemption at maturity

Unless previously converted or repurchased, the Notes will be redeemed in full on May 15, 2014 (the “Maturity Date”) at their principal amount, together with all accrued and unpaid interest thereon.

Issuer purchases of Notes

The Issuer will have the right to purchase all or part of the Notes at any time before the Maturity Date, without any limitation on price or number, either by repurchasing them through on-market or off-market transactions, or through public tender or exchange offers. Any Notes so purchased by the Issuer may, at its discretion, either be (i) cancelled, (ii) held by the Issuer, (iii) re-sold on the market (to the extent permitted under U.S. securities laws) or (iv) sold to a subsidiary or affiliate of the Issuer.

Early redemption at the option of the Issuer

The Issuer may not redeem the Notes prior to the Maturity Date.

Events of Default; Acceleration

The accompanying prospectus describes the Events of Default relating to the Notes and their consequences under “Description of Debt Securities—Events of Default”.

Notwithstanding the provisions of the indenture described in the accompanying prospectus under “Description of Debt Securities—Events of Default,” if we so elect, the sole remedy of holders for an event of default relating to our failure to file any documents or reports pursuant to the covenant described below in “—Reports” or any obligations we are deemed to have pursuant to Section 314(a)(1) of the Trust Indenture Act will for the first 180 days after the occurrence of such event of default consist exclusively of the right to receive an extension fee on the notes equal to 0.25% of the principal amount of the notes (the “initial extension fee”). We refer to this election as the “initial extension right.” If we exercise the initial extension right, the initial extension fee will be payable to all holders of record of the Notes on the record date that we specify in our notice that we are electing to use our initial extension right (which will fall between the date of that notice and the date of the related event of default). On the 181st day after such event of default (if such violation is not cured or waived prior to such 181st day), the Notes will be subject to acceleration as provided above; provided, however, that if we so elect, the sole remedy of holders will for the succeeding 180 days consist exclusively of the right to receive an additional extension fee on the notes equal to 0.50% of the principal amount of the notes (the “additional extension fee” and each of the additional extension fee and the initial extension fee, an “extension fee”). We refer to this election as the “additional extension right.” On the 361st day after such event of default (if such violation is not cured or waived prior to such 361st day), the Notes will be subject to acceleration as provided above. In the event we do not elect to pay the initial extension fee or the additional extension fee upon any such event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above.

In order to exercise the initial extension right and elect to pay the initial extension fee as the sole remedy during the first 180 days after the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the preceding paragraph, we must (i) notify all holders of Notes and the trustee and paying agent of such election prior to the close of business on the date on which such event of default occurs and (ii) pay such initial extension fee on or before the close of business on the date on which such event of default occurs. In order to exercise the additional extension right (following our exercise of the initial extension right) and to pay the additional extension fee as the sole remedy starting the 181st day after the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the preceding paragraph, we must (i) notify all holders of Notes and the trustee and paying agent of such election prior to the close of business on the 179th day after the occurrence of an event of default for which we have elected to exercise our extension right and (ii) pay such additional extension fee on the record date that we specify in our notice that we are electing to use our additional extension right (which record date will fall between the date of that notice and such 181st day). If we fail to timely give either such notice or pay any extension fee after giving the applicable notice, the Notes will be immediately subject to acceleration as provided above.

Noteholder right to Require an Early Repurchase by the Issuer

Consolidation, Merger, Scission

Each Noteholder may, at its option, require the Issuer to repurchase in cash in whole or in part any of the Notes held by it at their principal amount plus accrued and unpaid interest to the repurchase date if the Issuer enters into (A) a merger, restructuring, consolidation or amalgamation where the resulting surviving company does not assume the obligations of the Issuer under the Notes or (B) a scission, a transfert d’universalité or a transfert du patrimoine professionnel (each, an “Event”), unless at least 35 Business Days prior to the completion of such Event, Noteholders are provided with notice in accordance with the indenture of the availability of an opinion from an independent investment bank of international repute selected by the trustee that the interests of Noteholders will not be materially adversely affected as a result of the Event. The Issuer will provide to any Noteholder upon request a copy of such opinion, if possible, and in any event will provide a copy of the conclusions from such opinion.

The Issuer will provide notice to Noteholders in accordance with the indenture at least 35 Business Days prior to the completion of the relevant Event of either (i) the availability of an opinion as described above or (ii) that such an opinion will not be forthcoming.

Noteholders who decide to exercise their right to require a repurchase as described above will be required to notify the trustee of their decisions no later than 30 Business Days following the earlier of (i) the date on which notice is given by the Issuer that such an opinion will not be forthcoming and (ii) the date which is 35 Business Days prior to the completion date, as publicly announced, of the Event, unless notice of the availability of an appropriate opinion has been given to Noteholders in accordance with the indenture (the “Merger and Scission Exercise Period”).

The repurchase date will be the third Business Day following the end of the Merger and Scission Exercise Period.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York, Paris or Luxembourg or a place of payment (which shall have been notified in writing to the trustee) are generally closed for business.

Delisting

Each Noteholder may, at its option, require the Issuer to repurchase in cash in whole or in part any of the Notes held by it at their principal amount plus accrued and unpaid interest to the repurchase date if the Shares (or any Substitute Shares, as defined below) are no longer listed on a U.S. national securities exchange.

Noteholders who decide to exercise their right to require a repurchase as described above will be required to notify the trustee of their decisions no later than 30 Business Days following the earlier of (i) the date on which the Issuer provides notice to Noteholders of the delisting of the Shares in accordance with the indenture and (ii) the date on which such delisting becomes effective (the “Delisting Exercise Period”).

The repurchase date will be the third Business Day following the end of the Delisting Exercise Period.

Free Float Event

Following the occurrence of a Free Float Event as defined below, each Noteholder may, at its option, require the Issuer to repurchase in cash in whole or in part of the Notes held by it at their principal amount plus accrued and unpaid interest to the repurchase date.

As soon as practicable and in any event not later than 7 Business Days (i) following the Issuer being notified, in accordance with applicable laws and regulations and/or the Issuer’s articles of association, of, or (ii) following the Issuer having made public in any document published pursuant to its periodic or ongoing obligations under Luxembourg law implementing the Directive 2004/109/EC dated 15 December 2004, a change in any holding of Shares that would give rise to the occurrence of a Free Float Event, the Issuer will notify the Noteholders in accordance with the indenture.

Noteholders who decide to exercise their right to require a repurchase as described above will be required to notify the trustee of their decisions no later than 30 Business Days following the date on which the Issuer provides notice to Noteholders of the occurrence of a Free Float Event (the “Free Float Exercise Period”).

The repurchase date will be the third Business Day following the end of the Free Float Exercise Period.

A “Free Float Event” will occur if at any time the Free Float is less than 15% of the issued and outstanding Shares on each Stock Exchange Trading Day in a period of not less than twenty consecutive Stock Exchange Trading Days, and where “Free Float” means all issued and outstanding Shares less the aggregate of those Shares held by the Mittal Family acting alone or in concert with others.

“Stock Exchange” means the New York Stock Exchange, or if the Shares cease to be listed on such exchange, the principal United States national securities exchange on which the Shares are listed, quoted or traded, or if not listed on a United States national securities exchange, the principal other market or exchange on which the Shares are then listed, quoted or admitted for trading.

“Stock Exchange Trading Day” means any day when the Stock Exchange quotes the Shares for the entire trading day.

“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).

Change of Control

In the event of a Change of Control, as defined below, each Noteholder may, at its option, require the Issuer to repurchase in cash in whole or in part of the Notes held by it at their principal amount plus accrued and unpaid interest to the repurchase date, during the Change of Control Exercise Period (as defined below).

In the event of a Change of Control, the Issuer will provide notice to the Noteholders, no later than 35 days following the effective Change of Control in accordance with the indenture. This notice will indicate (i) the date of the Change of Control, (ii) the Change of Control Exercise Period of the Notes and the repurchase date and (iii) the repurchase price.

Noteholders who decide to exercise their right to require a repurchase as described above will be required to notify the trustee of their decisions no later than 30 Business Days following the date the notice of Change of Control is given (the “Change of Control Exercise Period”).

The repurchase date will be the third Business Day following the end of the Change of Control Exercise Period.

Payments on the Notes; Payment Agent and Registrar; Transfer and Exchange

We will pay the principal of and interest on Notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global Note.

We will pay the principal of any certificated Notes at the office or agency designated by the Company for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York City, New York as a place where Notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the Notes, and the Company may act as paying agent or registrar. Interest on certificated Notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these Notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application will remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of certificated Notes may transfer or exchange Notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to transfer or exchange any Note surrendered for conversion.

Further Issues

We may, without the consent of the holders, issue additional Notes under the indenture with the same terms and with the same CUSIP numbers as the Notes offered hereby in an unlimited aggregate principal amount; provided that such additional Notes must be part of the same issue as the Notes offered hereby for United States federal income tax purposes.

The Issuer will provide notice of any such issue in accordance with the indenture.

Ranking

The Notes will constitute direct, general, unsubordinated and unsecured obligations of the Issuer, and rank equally amongst themselves and pari passu with all other unsecured and unsubordinated indebtedness and guarantees, both present and future, of the Issuer.

Negative Pledge

The provisions described in the accompanying prospectus under “Description of Debt Securities—Negative Pledge” will apply to the Notes.

Taxation; Additional Amounts

If the Issuer is not exclusively a resident of Luxembourg for tax purposes, then all payments of principal of, premium (if any), interest and any other payment or delivery on the Notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by any jurisdiction (other than Luxembourg) in which the Issuer is resident for tax purposes (or in the case of a successor entity any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein)) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the Issuer or any successor entity, as the case may be, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and will pay such additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by the holders had no such withholding or deduction been required by the Relevant Jurisdiction, except that no Additional Amounts will be payable:

(a) for or on account of:

(i) any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(A) the existence of any present or former connection between the holder or beneficial owner of such Note, as the case may be, and the Relevant Jurisdiction including, without limitation, such holder or beneficial owner being or having been a citizen or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein, other than merely holding such Note or the receipt of payments thereunder;

(B) the presentation of such Note (where presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, or interest on, such Note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the holder thereof would have been entitled to such Additional Amounts if it had presented such Note for payment on any date within such 30-day period;

(C) the failure of the holder or beneficial owner to comply with a timely request of us or any successor entity addressed to the holder or beneficial owner, as the case may be, to provide information, documentation and certification concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request would under applicable law, regulation or administrative practice have reduced or eliminated any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder; or

(D) the presentation of such Note (where presentation is required) for payment in the Relevant Jurisdiction, unless such Note could not have been presented for payment elsewhere;

(ii) any estate, inheritance, gift, sale, transfer, excise or personal property or similar tax, assessment or other governmental charge;

(iii) any withholding or deduction in respect of any tax, duty, assessment or other governmental charge where such withholding or deduction is imposed or levied on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directives; or

(iv) any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (i), (ii) and (iii); or

(b) with respect to any payment of the principal of, or premium, if any, or interest on, such Note to a holder who is a fiduciary, partnership or Person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner, or beneficial owner been the holder thereof.

Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any Note, such mention will be deemed to include payment of Additional Amounts provided for in the indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Conversion

The Conversion Right

Noteholders have the right (the “Conversion Right”) at any time to convert their Notes into Shares, the Cash Value (as defined below), or a combination thereof, subject to the provisions described under “—Fractional Shares” below at a rate (the “Conversion Ratio”) of 33.1675 shares per $1,000 principal amount of Notes.

The Issuer will notify the Noteholders of the outcome of the vote of the general meeting of the Issuer’s shareholders on the resolution referred to above in accordance with the provisions of the indenture. This notice will be published no later than three Business Days following the date of such general meeting.

Upon conversion, Noteholders will not receive any separate cash payment for accrued and unpaid interest, except as described below. The Issuer’s delivery of cash or a combination of cash and Shares, together with any cash payment for any fractional shares, will be deemed to satisfy in full its obligation to pay:

•	the principal amount of the Note; and

•	accrued and unpaid interest to, but not including, the Exercise Date.

As a result, accrued and unpaid interest, if any, to, but not including, the Exercise Date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. However, if a Noteholder exercises its Conversion Right with an Exercise Date occurring at any time during the fourteen Business Day period ending on the Maturity Date, such Noteholder will be deemed to be the record holder of such Notes on the regular record date immediately preceding the Maturity Date and will receive, notwithstanding such prior conversion, all accrued and unpaid interest since the previous Interest Payment Date to the Maturity Date.

Notwithstanding the preceding paragraph, if Notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such Notes at 5:00 p.m., New York City time, on such record date will receive the interest, if any, payable on such Notes on the corresponding Interest Payment Date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following Interest Payment Date, must be accompanied by funds equal to the amount of interest payable on the Notes so converted; provided that no such payment need be made:

•	for conversions following the record date immediately preceding the Maturity Date;

•	if the Issuer has specified a repurchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Note.

If a holder converts Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any Shares, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Source of Underlying Shares

While ArcelorMittal holds 77.6 million shares in treasury, it currently has neither standing corporate authorization to issue shares nor sufficient shares in treasury to satisfy all its share delivery obligations upon conversion of the Notes, under the concurrent stock offering or upon conversion of its existing convertible notes. A resolution that would enable the issuance of new shares for these purposes has been proposed for vote at the shareholders’ meeting scheduled for May 12, 2009. In addition the terms and conditions of Notes provide for the option for the Issuer to satisfy its obligations in cash.

Accordingly, Ispat International Investments, SL and ArcelorMittal will enter into a share lending agreement, pursuant to which Ispat International Investments, SL will agree to make available for borrowing by ArcelorMittal, at any time and from time to time, ArcelorMittal’s common shares up to, in the aggregate, a maximum amount of 98 million shares, in consideration for the payment of a loan fee accruing at a daily rate equal to $0.00067 per loaned share for the period from and including May 15, 2009 to, but excluding, the date on which such loaned shares are returned to the lender.

The share lending agreement will provide that ArcelorMittal may terminate all or any portion of any loan made thereunder at any time and that all outstanding loans shall terminate on the date which is three business days after the date on which a general meeting of shareholders of ArcelorMittal has approved a resolution approving sufficient authorized share capital and authorizing the Board of directors of the Company to cancel the preferential subscription right of existing shareholders to allow return to the lender of all borrowed shares. Subject to this condition being met, it is expected that shares to be delivered by ArcelorMittal to Ispat International Investments, SL upon termination of the loan(s) will be newly issued shares issued in favor of Ispat International Investments, SL (with a cancellation of the shareholders’ preferential subscription right).

Suspension of Settlement

Except as described under “—Noteholders’ Rights—Financial Transactions—Delivery of Shares pursuant to exercise of the Conversion Right during the Adjustment Period in the event of a Make-Whole Event,” if (i) a transaction or event occurs requiring an adjustment to the Conversion Ratio as described below and (ii) the exercise of the Conversion Right by a Noteholder would lead to the delivery of Shares and/or cash after the date on which the transaction is completed or the relevant Record Date (as defined below), then: (a) if the adjustment (as provided “—Noteholders’ rights”) is reasonably anticipated to result in the relevant Noteholder being entitled to a greater number of Shares, such Noteholder will receive (1) on the settlement dates described below under “—Exercise of the Conversion Right,” delivery of such number of Shares (and/or payment of the Cash Value thereof, as applicable), together with any payment in lieu of fractions pursuant “—Fractional Shares” below, as such Noteholder was entitled to prior to any such adjustment to the Conversion Ratio and (2) following the later of the calculation of the relevant adjusted Conversion Ratio, such additional number of Shares (and/or the Cash Value thereof, as applicable), as is necessary following such adjustment (together with any payment in lieu of fractions pursuant to “—Fractional Shares”); or (b) if the adjustment is reasonably anticipated to result in the relevant Noteholder being entitled to a lesser number of Shares, then delivery of Shares (and/or the Cash Value thereof, as applicable) together with any payment in lieu of fractions pursuant to “—Fractional Shares” below, will be postponed as necessary to calculate the relevant adjusted Conversion Ratio and until the completion of such transaction.

Exercise Period and Conversion Ratio of Shares

Each Noteholder will be entitled to exercise its Conversion Right at any time as from the dates referred to above until the end of the seventh Business Day preceding the Maturity Date.

Subject to the adjustments described below, the initial Conversion Ratio will be 33,1675 Shares for each $1,000 principal amount of Notes.

Exercise of the Conversion Right

If a Noteholder holds a beneficial interest in a global Note, to convert the Note it must comply with DTC’s procedures for converting a beneficial interest in a global Note and, if required, pay funds equal to interest payable on the next interest payment date to which it is not entitled and, if required, pay all taxes or duties, if any.

If a Noteholder converts a certificated Note, it must:

•	complete and manually sign the conversion notice on the back of the Note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the Note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which it is not entitled.

The date a Noteholder satisfies the foregoing requirements to exercise its Conversion Right is the “Exercise Date.”

In respect of all Notes having the same Exercise Date, the Issuer will be entitled, at its option, to choose between:

•	the conversion of the Notes into Shares;

•	the delivery of the Cash Value of the Shares; or

•	the delivery of a combination of Shares and cash.

No later than 5:00 pm (New York City time) on the second Business Day following each Exercise Date (the “Decision Date”), the Issuer will notify the holder, through the trustee, whether it intends to deliver Shares, the Cash Value of the Shares or a combination thereof.

“Cash Value” means, in respect of each Noteholder exercising its Conversion Rights, the arithmetic mean of the product of:

(a) the U.S. dollar volume-weighted average price of a Share on the Stock Exchange as reported by Bloomberg (or any successor service) under the page “MT.UN <equity> AQR” or, if unavailable, the U.S. dollar volume-weighted average price of a Share on the Stock Exchange in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Stock Exchange, converted if necessary into U.S. dollars using the rate provided by the European Central Bank on such day (or, if such rate is not available, such other rate as, in the reasonable opinion of the Issuer, may be substituted for it) and rounding the resultant amount to the nearest Euro 0.01 (0.005 being rounded upwards)), or, if the Shares are not listed on any Stock Exchange, as reasonably determined by an independent investment banking firm of international reputation selected by the Issuer using a volume-weighted method (the “Share Value”);

(b) the number of $1,000 principal amount Notes presented by such Noteholder in exercise of its Conversion Right; and

(c) the Conversion Ratio in effect,

on each of the fifteen successive Stock Exchange Trading Days commencing on the first Stock Exchange Trading Day after the Decision Date (the “Calculation Period”).

All holders of Notes with the same Exercise Date will be treated equally and have their Notes converted and/or paid in cash, as appropriate, in the same proportion, subject to any rounding adjustments.

In the event that the Issuer elects to deliver a combination of Shares (whether new and/or existing Shares) and cash, the cash amount to be paid, in respect of each Noteholder, will be equal to the difference between (i) the Cash Value in respect of the relevant Noteholder, and (ii) the arithmetic mean of the product of (a) the Share Value on each successive Stock Exchange Trading Days of the Calculation Period, and (b) the number of Shares the Issuer has elected to deliver to the relevant Noteholder (as may be adjusted following the occurrence of any event referred described below during the Calculation Period).

The Issuer will determine the number of Shares and/or amount of cash to be delivered in respect of an exercise of the Conversion Right by reference to the aggregate number of Notes in respect of which such right has been exercised by each Noteholder.

Delivery of Shares to a Noteholder will take place on or before the seventh Business Day following the Exercise Date (except as provided below). Payment of cash to a Noteholder will take place on or before the third Business Day following the Calculation Period.

The new Shares issued as a result of conversion of Notes will be listed on all stock exchanges on which all other Shares are then currently listed. Issued and outstanding Shares delivered as a result of a conversion of Notes are already listed on all stock exchanges on which all other Shares are currently listed.

Noteholders’ rights to interest payments on the Notes and to dividends, distributions or allocations in respect of Shares delivered

In the event of exercise of the Conversion Right, no interest will be payable to Noteholders in respect of the period from the last Interest Payment Date preceding the Exercise Date and the date on which the Shares are delivered, except as described under “—The Conversion Right” above.

New Shares issued following the conversion of the Notes and issued and outstanding Shares delivered upon exchange of the Notes will be subject to all provisions of the articles of association of the Issuer, will be fully fungible with the other existing Shares of the Issuer and will carry all rights attached to such Shares as from their delivery date, it being understood that, in the event a Record Date (as defined below) should occur before the date of delivery of the Shares, Noteholders will not have the right to receive or to be indemnified for the dividend or any other distribution or allocation with respect to the Shares related to such Record Date (without prejudice to the right to adjustment of the Conversion Ratio described below and as described above).

For the purpose of the foregoing, “Record Date” means the date by reference to which the holding of Shares in the Issuer is determined for purposes of assessing to which shareholders a dividend, a distribution or an allocation, whether declared or resolved on such date or previously declared or resolved, should be paid or delivered.

Noteholders’ rights

Undertakings of the Issuer

The Issuer undertakes, whilst any Notes are outstanding, not to repay its share capital, nor to alter its articles of association with respect to the distribution of profits to shareholders. However, the Issuer may create voting or non-voting preference shares or other preferred equity instruments, pursuant to the provisions of the law of August 10, 1915 relating to commercial companies, provided that the rights of the Noteholders are protected as described under this “—Noteholders’ rights” section.

Reduction of capital by reason of losses

In the event of a reduction of capital by reason of losses, the rights of the Noteholders to receive Shares will be reduced accordingly, as if such Noteholders had been shareholders of the Issuer as of the date of the issue of the Notes, whether the reduction of capital is achieved through a reduction in the accounting par value of the Shares or in the number of Shares. In the latter case, the new Conversion Ratio for the allocation of Shares will be determined by multiplying the Conversion Ratio in effect prior to the reduction in capital by the following formula:

Number of Shares existing after the transaction
Number of Shares existing before the transaction

Financial transactions

If any of the following transactions are effected after the Issue Date:

1.	financial transactions conferring a preferential subscription right or by way of free allocation of warrants to its shareholders;

2.	increase in Share capital by capitalization of reserves, profits or Share premia and by distribution of bonus Shares, or a share split or reverse share split;

3.	in the event that a nominal value is assigned to the Shares, an increase in Share capital, without issuing Shares, by capitalization of reserves, profits, or Share premia by increasing the nominal value of the Shares;

4.	distribution of reserves or of Share premia, in cash or in kind;

5.	allotment to Shareholders of any bonus financial instruments of the Issuer other than Shares;

6.	absorption, merger, spin-off, division (scission);

7.	buy-back of own Shares;

8.	modification of allocation of the profits of the Issuer through issuance of voting or non-voting preference Shares or other preferred equity instruments;

9.	distribution of an exceptional distribution; or

10.	make-whole events,

the rights of the Noteholders will be preserved until the delivery date of the Shares and/or cash upon exercise of the Conversion Right by adjusting the Conversion Ratio in accordance with the following provisions.

This adjustment will be calculated in such a manner so that the value of the Shares which would have been delivered in the event of an exercise of the Conversion Right before the occurrence of one of the transactions mentioned above, is equivalent to the value of the Shares which would be delivered in the event of an exercise of the Conversion Right after the occurrence of such transaction.

In the event of an adjustment carried out in accordance with paragraphs 1 to 10 above, the new Conversion Ratio will be calculated to three decimal places and rounded to the nearest thousandth (0.0005 being rounded upwards). Any subsequent adjustments will be carried out on the basis of such newly calculated and rounded Conversion Ratio. However, the Notes can only result in the delivery of a whole number of Shares, the treatment of fractions of Shares being governed by “—Fractional Shares” as described below.

1.	(a) In the event of a financial transaction conferring a preferential subscription right, the new Conversion Ratio will be determined by multiplying the Conversion Ratio in effect prior to the relevant transaction by the following formula:

Share price ex-subscription right plus the price of the subscription right
Share price ex-subscription right

For the purposes of calculating this formula, the Share price ex-subscription right and of the subscription right will be determined on the basis of the volume-weighted average price on the Stock Exchange of the Shares falling in the subscription period during which the Share ex-subscription right and the subscription right are traded.

(b) In the event of a financial transaction by way of a free allocation of listed warrants to shareholders with the possibility of a related placement of securities upon exercise of warrants not exercised by their holders at the end of their subscription period, the new Conversion Ratio will be equal to the product of the Conversion Ratio in effect prior to the transaction in question multiplied by the following ratio:

Share price ex-right + the value of the warrant
Share price ex-right

For the purposes of calculating this formula,

•

the Share price ex-right will be calculated on the basis of the volume weighted average of (i) the prices of the Shares on the Stock Exchange falling in the subscription period during which the Shares are traded and (ii) (a) the sale price of the securities sold in the placement, by applying to such sale price the volume of Shares sold in such placement, if such securities are fungible with existing Shares, or (b) the prices of the Shares on the Stock Exchange on the day the sale price for the securities sold in the placement is fixed, if such securities are not fungible with existing Shares.

•

the value of the warrant will be calculated on the basis of the volume weighted average of (i) the prices of the warrant on the Stock Exchange (or, in the absence of a listing on the Stock Exchange, on any other regulated market) falling in the subscription period during which the warrants are traded, and, (ii) for the placement, of the implicit value (“valeur implicite”) of the warrants corresponding to the difference, if it is positive, adjusted by the exercise ratio, between the sale price of the securities sold in the placement and the subscription price of the securities, by applying to the value so calculated, the volume corresponding to the warrants exercised to deliver the securities sold in the placement.

2.	In the event of an increase in Share capital by capitalization of reserves, profits or Share premia and by distribution of bonus Shares, or in the event of a share split or reverse share split, the new Conversion Ratio will be determined by multiplying the Conversion Ratio in effect prior to the relevant transaction by the following formula:

Number of Shares existing after the transaction
Number of Shares existing before the transaction

3.	Only if the Issuer assigns a nominal value to the Shares, in the event of an increase in Share capital without Shares being issued by means of a capitalization of reserves, profits or Share premia, effected by increasing the nominal value of the Shares, the Conversion Ratio will not be adjusted, but the nominal value of the Shares which may be delivered to the Noteholders exercising their Conversion Right will be increased accordingly.

4.	In case of a distribution of reserves, in cash or in kind, or of premiums, the new Conversion Ratio will equal the product of the Conversion Ratio applicable immediately prior to the beginning of such transaction and the following ratio:

            Value of the Shares prior to the date on which the Share is traded ex-distribution

(Value of the Shares prior to the date on which the Share is traded ex-distribution – the amount of distribution per Share or value of the securities or assets distributed per Share)

For the calculation of this ratio:

•

the value of the Share prior to the date on which the Share is traded ex-distribution will be calculated on the basis of the volume-weighted average price of the Shares on the first three Stock Exchange Trading Days immediately preceding the date on which the Share is traded ex-distribution;

•	in case of a distribution in kind:

•

in the case of distribution of financial instruments, the value of such financial instruments will be calculated as described above if such financial instruments are already traded on a regulated market in the European Union (or its equivalent in a non- European Union jurisdiction);

•

if such financial instruments are not traded on a regulated market in the European Union (or its equivalent in a non- European Union jurisdiction) prior to the date on which the Share is traded ex-distribution, the value of these financial instruments will be calculated, if such financial instruments are admitted to trading on a regulated market in the European Union (or its equivalent in a non- European Union jurisdiction) during the period of 20 trading days commencing on the date on which the Share is traded ex-distribution; on the basis of the volume- weighted average price on such stock exchange during the first three trading days that follow the date on which the Share is traded ex-distribution and during which such financial instruments are traded; and

•	in all other cases (non-traded financial instruments or other assets), by an independent investment banking firm of international repute selected by the Issuer.

5.	In the event of an allotment of bonus financial instruments of the Issuer other than the Shares of the Issuer and subject to paragraph 1(b) above, the new Conversion Ratio will be determined:

(a) if the right to receive financial instruments is admitted to trading on the Stock Exchange, by multiplying the Conversion Ratio in effect prior to the relevant transaction by the following formula:

Share price ex-right + the price of the right to receive financial instruments

Share price ex-right

For the purposes of calculating this formula, the Share price ex-right and of the price of right to receive financial instruments will be determined on the basis of the volume-weighted average price on the Stock Exchange of the Share ex-right and of the right to receive financial instruments on the first three Stock Exchange Trading Days on which the Share ex-right and the right to receive financial instruments are traded. If this calculation is made on the basis of the volume-weighted average prices for less than two Stock Exchange Trading Days, it will be confirmed or evaluated by an independent investment banking firm of international repute selected by the Issuer.

(b) if the right to receive financial instruments is not admitted to trading on the Stock Exchange, by multiplying the Conversion Ratio in effect prior to the relevant transaction by the following formula:

Share price ex-right + value of the financial instruments allocated to each Share

Share price ex-right

For the purposes of calculating this formula, the Share price ex-right will be determined as in (a) above and the value of the financial instruments allocated to each Share, if such instruments are traded on a regulated market in the European Union (or its equivalent in a non- European Union jurisdiction), will be determined on the basis of the volume-weighted average price during the first three Stock Exchange Trading Days following the date of allocation of such financial instruments during which the Share ex-right and the financial instrument(s) are traded. If the financial instruments allocated are not traded on a regulated market in the European Union (or its equivalent in a non-European Union jurisdiction), their value will be evaluated by an independent investment banking firm of international repute selected by the Issuer.

6.

In the event of absorption of the Issuer by another company or merger of the Issuer with one or more other companies to create a new company, or a division (scission), or spin-off of the Issuer, the Notes may be converted upon exercise of the Conversion Right for shares (“Substitute Shares”) of the absorbing or new company or the companies resulting from any division (scission), transfert d’universalité, transfert du patrimoine professionnel or other spin-off, as the case may be, to the extent that it or they assume the obligations of the Issuer under the Notes, in the same manner as before such event according to the Conversion Ratio adjusted as set forth below.

The Conversion Ratio for Substitute Shares will be determined by multiplying the Conversion Ratio in effect before such event by the exchange ratio of Shares for Substitute Shares (expressed as a fraction, the numerator of which is the number of Substitute Shares and the denominator of which is the number of Shares). In case no exchange ratio of Shares for Substitute Shares can be determined, the adjustment, if any, will be calculated by an independent investment banking firm of international repute selected by the Issuer.

7.	In the event that the Issuer makes an offer to all shareholders to buy back its own Shares at a price that is higher than the Share Price the new Conversion Ratio will be determined by multiplying the Conversion Ratio in effect by the following formula:

            Share Price x (1 – Pc per cent)

Share Price – Pc per cent x Buy-back price

For the purposes of calculating this formula:

•

“Share Price” means the average of at least ten consecutive volume-weighted average prices of the Shares on the Stock Exchange chosen from the twenty consecutive volume-weighted average prices of the Shares preceding the buyback (or the buy-back offer).

•	“Pc per cent” means the percentage of the Share capital that has been bought back.

•	“Buy-back price” means the effective price of buying back Shares (which is by definition higher than the Share Price).

8.	In case of modification of allocation of the profits of the Issuer through issuance of voting or non-voting preference shares or other preferred equity instruments, the new Conversion Ratio will be determined by an independent investment banking firm of international repute selected by the Issuer, taking into account, among other things, the value of the Share prior to the change in the Issuer’s profit allocation, the modifications made to the allocation of the profits of the Issuer, the terms and conditions of the non-voting preference shares or other preferred equity instruments and the terms of the offering of such shares or instruments, it being specified that if such shares or instruments are offered through preferential subscription rights or by way of a free allocation of warrants, the Conversion Ratio will be adjusted only pursuant to paragraphs 1 or 5 above.

9.	In the event of a Dividend Payment Differential (as defined below), the new Conversion Ratio will be determined as described below.

In this paragraph 9, “Dividend Payment Differential” means that the Total Amount of Dividend Distributed per Share during a particular financial year of the Issuer is greater than the Threshold Amount of Dividend Distributed per Share applicable to such financial year as set out below.

The Dividend Payment Differential will therefore equal the (positive) difference between the Total Amount of Dividend Distributed per Share during a particular financial year of the Issuer and the Threshold Amount of Dividend Distributed per Share applicable to such financial year.

The “Reference Dividend” means the dividends or distributions the Record Date of which falls during a particular financial year, which causes the Threshold Amount of Dividend Distributed per Share applicable to such financial year to be exceeded.

The “Prior Dividend” means the dividends or distributions, if any, the Record Date of which falls prior to the Record Date of the Reference Dividend but during the same financial year as the financial year in which the Reference Dividend’s Record Date has fallen.

The “Additional Dividend” means all dividends or distributions the Record Date of which falls after the Record Date of the Reference Dividend but during the same financial year as the financial year in which the Reference Dividend’s Record Date has fallen.

The “Total Amount of Dividend Distributed” means the total of the Reference Dividend and the Prior Dividend (if any) the Record Dates of which fall during a single financial year.

The Reference Dividend, the Prior Dividend and the Additional Dividend are equal to the total sum of the dividends or distributions paid out in cash or in kind to the shareholders the Record Dates of which fall during a single financial year (excluding any withholding tax applied). No dividends or distributions (or partial dividends or distributions) which result in an adjustment to the Conversion Ratio pursuant to paragraphs 1 to 8 above will be taken into account for the purposes of this paragraph 9.

The “Threshold Amount of Dividend Distributed per Share” for each financial year of the Issuer until the scheduled Maturity Date of the Notes is as follows:

Dividends the Record Dates of which fall during the financial year ending on:	Threshold of Amount of Dividend Distributed per Share*
December 31, 2009	$0.75
December 31, 2010	$0.75
December 31, 2011	$0.75
December 31, 2012	$0.75
December 31, 2013	$0.75
December 31, 2014	$0.75	**

*	The Threshold Amount of Dividend Distributed per Share above will be adjusted inversely to the Conversion Ratio in the event of an allotment of bonus shares to shareholders, a stock split or reverse split of the Shares, and will be multiplied by the following formula:

Number of Shares constituting the share capital prior to the transaction

Number of Shares constituting the share capital after the transaction

**	For the avoidance of doubt, there will be no retroactive adjustment in respect of any dividends or distributions the Record Dates of which fall after the Maturity Date.

In the event of a Dividend Payment Differential during a financial year, the new Conversion Ratio will be determined according to the following formula:

NCR =	CR x	SP-TADD
SP-ADD

where:

•	NCR means the new Conversion Ratio;

•	CR means the Conversion Ratio previously in effect;

•	ADD means the Total Amount of Dividend Distributed per Share during the relevant financial year;

•	TADD means the Threshold Amount of Dividend Distributed per Share of the relevant financial year; and

•	SP means the volume-weighted average price of the Shares on the New York Stock Exchange (NYSE) during the three trading days preceding the day on which the Share is traded ex-Reference Dividend.

Any Additional Dividend (if necessary, reduced by any fractional dividend or distribution resulting in a calculation of a new Conversion Ratio pursuant to paragraphs 1 to 8 above) will result in an adjustment according to the following formula:

NCR =	CR x	SP
SP-AD

where:

•	NCR means the new Conversion Ratio;

•	CR means the Conversion Ratio previously in effect;

•	AD means any Additional Dividends per Share during the relevant financial year; and

•	SP means the volume-weighted average price of the Shares on the New York Stock Exchange (NYSE) during the three trading days preceding the day on which the Share is traded ex-Reference Dividend.

10.	Upon the occurrence of a “Make-Whole Event,” the Conversion Ratio will be adjusted for exercises of the Conversion Right during the periods described below as follows:

        NCR = CR x [1+ ( Pr% x (D/M))]

where:

•	NCR means the new Conversion Ratio;

•	CR means the Conversion Ratio in effect immediately prior to the Make-Whole Reference Date (as defined below);

•	Pr% means the issuance premium of each Note over the reference price of the Share used to determine the terms of the Notes (expressed as a percentage);

•	D means the number of calendar days between the Make-Whole Reference Date and the Maturity Date (excluded); and

•	M means 1,835 days, corresponding to the number of days between the Issue Date of the Notes (included) and the Maturity Date (excluded).

The adjustment of the Conversion Ratio provided for above will only be applicable for the exercise of the Conversion Right by the Noteholders on Exercise Dates between (and including):

A)	in the case of a Public Offer, the first day on which the Shares may be tendered in the Public Offer, or, in the case of any other Make-Whole Event, the first date of its public announcement (the “Make-Whole Reference Date”); and

B)	(i) if the Public Offer results in the offeror acquiring control within the meaning of the Luxembourg Takeover Law, the last day of the re-opened acceptance period under article 7(3) of the Luxembourg Takeover Law;

(ii) if the Public Offer consists in a consolidation of existing control by the offeror or if the Public Offer does not result in the offeror acquiring control within the meaning of the Luxembourg Takeover Law, the date on which the final Public Offer results are published;

(iii) if the offeror withdraws its Public Offer, the date on which notice of such withdrawal is published; or

(iv) in the case of a Make-Whole Event other than a Public Offer, the date that is 20 Business Days after the occurrence of such Make-Whole Event.

This period will be referred to as the “Adjustment Period in case of Make-Whole Event”.

For the purpose of the foregoing, a “Make-Whole Event” means (i) the occurrence of a Public Offer or (ii) the occurrence a Change of Control or a Free-Float Event, (iii) the public announcement by the Issuer of any agreement or understanding which would, if consummated, result in a Change of Control or Free-Float Event or (iv) the public announcement by any member or affiliate of the Mittal Family of any tender or exchange offer which would, if consummated, result in a Change of Control or Free-Float Event.

A “Public Offer” means a public tender or exchange offer for the Shares following: (i) approval of such offer by the Commission de Surveillance du Secteur Financier (the “CSSF”) in case the Public Offer is within the scope of the loi du 19 mai 2006 concernant les offres publiques d’acquisition (the “Luxembourg Takeover Law”), (ii) nonobjection by the CSSF in case the Public Offer is outside the scope of such law, and such Public Offer could if successful result in, or is itself the result of, a Change of Control, or (iii) the filing of a Schedule TO or any other form under U.S. securities laws publicly announcing an offer or intention to offer to purchase Shares which, if consummated, would result in a Change of Control.

A “Change of Control” means:

(i) one or more individuals or corporate entities (other than the Mittal Family) acting alone or in concert, acquiring the control of the Issuer, with “control” meaning the holding (directly or indirectly via companies controlled by the relevant person(s)), of:

(x) the majority of the voting rights of the Shares; or

(y) more than 33.1/3 % of such voting rights if no other shareholder of the Issuer (including for the avoidance of doubt the Mittal Family), acting alone or in concert, holds (directly or indirectly via companies controlled by such shareholder) more than 40% of the voting rights attached to the Shares; or

(ii) consummation of any recapitalization, reclassification, share exchange, consolidation, merger or any other transaction or event, or series of transactions or events, pursuant to which all or substantially all of the Shares are exchanged for or converted into cash, securities or other property, 10% or more of which is not listed on a United States national securities exchange.

Notwithstanding anything to the contrary in the preceding paragraph, a “Change of Control” will be deemed to have occurred if (i) the Public Offer is a mandatory takeover bid under Luxembourg Law (an “MTO”); (ii) the Public Offer was a voluntary offer but the CSSF determines prior to the end of the tender period of the Public Offer that the offeror must, following the completion of the voluntary Public Offer, launch an MTO (the “MTO Determination”), unless in each case the Mittal Family holds more than 50% of the voting rights attached to the Shares at the time the MTO was launched (in the case of (i)) or determined to be required (in the case of (ii)). In case of a voluntary Public Offer covered by (ii) above but in the event the Mittal Family does not hold more than 50% of the voting rights attached to the Shares at the time the MTO was launched, the Conversion Ratio will be adjusted as set out in this paragraph 10 as from the publication date of the MTO Determination until the end of the tender period of such voluntary Public Offer as determined in paragraph B) above. In addition, for the avoidance of doubt, following the end of the tender period of such voluntary Public Offer, the Conversion Ratio will be adjusted as set out in this paragraph 10 in respect of the MTO subsequently launched as a result of the MTO Determination.

Delivery of Shares pursuant to exercise of the Conversion Right during the Adjustment Period in the event of a Make-Whole Event

As an exception from the provisions of “—Exercise of the Conversion Right” above, in the event that the Conversion Right is exercised during the Adjustment Period in case of a Make-Whole Event, the relevant Shares will be delivered within three Business Days from receipt by the trustee of the request for the exercise of the Conversion Right.

In the event that the Issuer carries out any transaction in respect of which an adjustment would not be made as specified in paragraphs 1 to 10 and if any future law or regulation should provide for an adjustment, the Issuer will make such adjustment in accordance with the applicable laws and regulations and with the practices used in the markets on which the Notes are traded. The Board of Directors will report on the methods of the calculation and the results of any adjustment in the next annual report.

Treatment of fractional Shares

Any Noteholder exercising its Conversion Right may receive a number of Shares, which is calculated by multiplying the number of $1,000 principal amount of Notes presented by the Conversion Ratio in effect at such time.

If the number of Shares calculated in this manner is not a whole number, the Noteholder will receive the nearest whole number of Shares immediately less than its entitlement and will receive a payment equal to the value of such additional fraction of a Share, calculated on the basis of the closing Share price quoted on the Stock Exchange on the Exercise Date.

Notification of Noteholders

In the event of an adjustment, the Noteholders will be notified of the new Conversion Ratio by a notice to the Noteholders given in accordance with the indenture within 5 Business Days following the adjustment.

In the event of a transaction involving preferential subscription rights for shareholders of the Issuer, the Noteholders will be notified prior to the commencement of such transaction by a notice given to Noteholders in accordance with the indenture.

Modification and Amendment

The indenture may be modified and amended as described in “Description of Debt Securities—Amendments and Waivers” in the accompanying prospectus. Notwithstanding the foregoing provision, in addition to the other limitations described in “Description of Debt Securities—Amendments and Waivers”, no supplemental indenture may, without the consent of each holder of an outstanding Note affected by such supplemental indenture:

(1) make any change that adversely affects the Conversion Rights of any of the Notes;

(2) reduce the repurchase price of any Note or amend or modify in any manner adverse to the holders of Notes the Company’s obligation to make such repurchase, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(3) reduce the rate or the amount, or extend the stated time for payment, of any extension fee; or

(4) change the place or currency of payment of any extension fee in respect of any Note.

In addition to the other permitted amendments described in “Description of Debt Securities—Modification or Waiver,” the Company and the trustee may amend or supplement the indenture or the Notes without notice to or the consent of any holder to:

(1) add guarantees with respect to the Notes; or

(2) conform the provisions of the indenture to the “Description of the Notes” section in this prospectus supplement.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver, but it will be sufficient if such consent approves the substance of such proposed amendment, supplement or waiver. After an amendment, supplement or waiver becomes effective, the Company will give to the holders affected by such amendment, supplement or waiver a notice briefly describing such amendment, supplement or waiver. The Company will mail supplemental indentures to holders upon request. Any failure of the Company to mail such notice, or any defect in such notice, will not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Satisfaction and Discharge

The provisions of the base indenture with respect to satisfaction and discharge will not apply to the Notes. Instead, we may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Notes have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash and (in the case of conversion) Shares, if applicable, sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the Notes or in connection with a conversion. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the Notes and the conversion rate of the Notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of Notes upon the request of that holder.

Global Notes: Book-Entry Form

The Notes will be evidenced by one or more global Notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC’s nominee. Record ownership of the global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.

Ownership of beneficial interests in a global Note will be limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global Notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global Notes, Cede & Co. for all purposes will be considered the sole holder of the global Notes. Except as provided below, owners of beneficial interests in the global Notes will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer or pledge a beneficial interest in the global Notes to such persons may be limited.

We will wire, through the facilities of the trustee, the principal, and interest payments on the global Notes to Cede & Co., the nominee for DTC, as the registered owner of the global Notes. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global Notes to owners of beneficial interests in the global Notes.

It is DTC’s current practice, upon receipt of any payment of principal of, and interest on the global Notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the Notes represented by the global Notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in Notes represented by the global Notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If a holder would like to convert Notes into common stock pursuant to the terms of the Notes, the holder should contact the holder’s broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder’s ability to pledge the holder’s interest in the Notes represented by global Notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Notes, including, without limitation, the presentation of Notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global Notes are credited and only for the principal amount of the Notes for which directions have been given.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global Notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause Notes to be issued in definitive registered form in exchange for the global Notes. None of us, the trustee or any of our or the trustee’s respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global Notes.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Certificated Notes

We will issue the Notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global Note may be exchanged for definitive certificated Notes upon request by or on behalf of DTC in accordance with customary procedures. The indenture permits us to determine at any time and in our sole discretion that Notes shall no longer be represented by global Notes. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global Notes at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for Notes registered in the names which DTC will instruct the trustee. It is expected that DTC’s instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global Note. Subject to the foregoing, a global Note is not exchangeable except for a global Note or global Notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

Notices

Except as otherwise provided in the indenture, notices to holders of Notes will be given by mail to the addresses of holders of the Notes as they appear in the Note register.

Reports

The indenture provides that any documents or reports that we are required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the Securities and Exchange Commission (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act).

Trustee

HSBC Bank USA, National Association is the trustee, security registrar, paying agent and exchange agent.

The Issuer maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The provisions of Articles 86 to 94-8 of the Luxembourg law concerning commercial companies of 10th August 1915, as amended (regarding the representation of noteholders and noteholder meetings), will not apply to the Notes.

TAX CONSIDERATIONS

The following summary of certain Luxembourg and U.S. federal income tax considerations is based on the advice of Elvinger, Hoss & Prussen, with respect to Luxembourg taxes, and on the advice of Cleary Gottlieb Steen & Hamilton LLP, with respect to U.S. federal income taxes. This summary contains a description of certain material Luxembourg and U.S. federal income tax consequences of the purchase, ownership and disposition of the notes, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the notes described in this prospectus supplement. It does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Luxembourg.

This summary is based on the tax laws of Luxembourg and the United States as in effect on the date of this prospectus supplement, as well as on rules and regulations of Luxembourg and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary. Prospective purchasers of notes are urged to consult their own tax advisers as to the Luxembourg, U.S. or other tax consequences of the ownership and disposition of the notes, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Luxembourg Taxation

The statements herein regarding taxation in Luxembourg are based on the laws and interpretations in force in the Grand Duchy of Luxembourg as of the date of this prospectus supplement and are subject to any changes in law and interpretation. The following summary does not purport to be a comprehensive description of all the tax considerations which may be relevant to a decision to purchase, own, dispose of or convert the notes or to purchase, acquire, hold or dispose of shares. Each prospective holder or beneficial owner of notes or Shares should consult its tax adviser as to the Luxembourg tax consequences of the purchase, acquisition, holding or conversion of notes or the purchase, acquisition, holding or disposition of Shares.

Taxation of noteholders

Luxembourg tax residency of noteholders

A noteholder will not become resident, or be deemed to be resident, in Luxembourg by reason only of the holding, exchange or conversion of the notes, or the execution, performance, delivery and/or enforcement of the notes.

European directive on the taxation of savings income

On June 3, 2003 the Economic and Financial Affairs Council of the European Union (the “EU”) adopted Council Directive 2003/48/EC on taxation of savings income in the form of interest payments (the “Savings Directive”). Under the Savings Directive and from July 1, 2005, each member state of the EU (a “Member State”) is required to provide the tax authorities of another Member State with details of payments of interest and other similar income paid by a person in one Member State to an individual resident in another Member State. Austria, Belgium and Luxembourg must instead impose a withholding tax for a transitional period unless during such period they elect to participate in the information exchange.

The Savings Directive and several agreements concluded between Luxembourg and certain dependent or associated territories of the EU in furtherance of the Savings Directive were implemented in Luxembourg by two laws dated June 21, 2005 (the “Laws”).

Withholding tax

Under the Laws, a Luxembourg-based paying agent (within the meaning of the Savings Directive) is required since July 1, 2005 to withhold tax on interest and other similar income paid by it to (or under certain circumstances, to the benefit of) an individual resident in another Member State or in certain EU dependent or associated territories, unless the beneficiary of the interest payments opts for the procedure of exchange of information or for the tax certificate procedure. The same treatment is applicable to payments of interest and other similar income made to certain so-called “residual entities” within the meaning of Article 4.2 of the Savings Directive (i.e., an entity without legal personality (the Finnish and Swedish companies listed in Article 4.5 of the Savings Directive are not considered as legal persons for this purpose) and whose profits are not taxed under the general arrangements for business taxation in its jurisdiction and that is not, or has not opted to be considered as a UCITS recognised in accordance with Council Directive 85/611/EEC) established in a Member State or in certain EU dependant or associated territories.

The withholding tax rate is currently set at 20%, and shall increase to 35% as from July 1, 2011. The withholding tax system will only apply during a transitional period, the ending of which depends on the conclusion of certain agreements relating to information exchange with certain third countries.

Interest payments made by Luxembourg paying agents (defined in the same way as in the Savings Directive) to Luxembourg individual residents or to certain residual entities that secure interest payments on behalf of such individuals (unless such entity has opted either to be treated as a UCITS recognised in accordance with Council Directive 85/611/EEC or for the exchange of information regime) are subject to a 10% withholding tax (the “10% Luxembourg Withholding Tax”).

Taxation of noteholders

Taxation of Luxembourg non-resident holders of notes

Subject to the rules mentioned under “Withholding tax” above, noteholders who are non-residents of Luxembourg and who have neither a permanent establishment nor a permanent representative or a fixed base of business in Luxembourg with which the holding of the notes is connected, are not liable for any Luxembourg income tax on the repayment of principal of, and payments or accrual of interest on, the notes or on payments received upon the redemption or repurchase of the notes, or on capital gains on the sale of notes.

Taxation of Luxembourg resident holders of notes

Noteholders who are residents of Luxembourg will not be liable for any Luxembourg income tax on repayment of principal.

Luxembourg resident individuals holders of notes

Pursuant to the Luxembourg law of December 23, 2005 as amended by the law of July 17, 2008, Luxembourg resident individuals, acting in the course of the management of their private wealth, can opt to self-declare and pay a 10% tax (the “Self-declared 10% Tax”) on interest payments made by paying agents (defined in the same way as in the Savings Directive) located in a Member State other than Luxembourg, a member state of the European Economic Area or in a State or territory which has concluded an international agreement directly related to the Savings Directive. When the paying agent is located in Luxembourg, the 10% Luxembourg Withholding tax described under “Withholding Tax” above will apply. The 10% Luxembourg Withholding Tax or the Self-declared 10% Tax represents the final tax liability on interest received for Luxembourg resident individuals receiving the interest payment in the course of their private wealth. Luxembourg resident individual noteholders receiving the interest as business income must include this interest in their taxable basis and, if it has been levied, the 10% Luxembourg Withholding Tax will be credited against their final income tax liability.

Luxembourg resident individual noteholders holding notes as part of their private wealth are not subject to taxation on capital gains upon the disposal of the notes, unless the disposal of the notes precedes their acquisition or the notes are disposed of within six months of their date of acquisition. Upon the sale, redemption or disposal of the notes, accrued but unpaid interest will be subject to the 10% Luxembourg Withholding Tax, or to the Self-declared 10% Tax if the Luxembourg resident individual exercises the option for the Self-declared 10% Tax. Luxembourg resident individual noteholders receiving the interest as business income must include the portion of the price corresponding to this interest in their taxable income and, if it has been levied, the 10% Luxembourg Withholding Tax will be credited against their final income tax liability.

Luxembourg resident corporate holders of notes

Unless they are tax exempt, Luxembourg resident corporate holders holding notes, or foreign entities of the same type which have a permanent establishment or a permanent representative in Luxembourg with which the holding of the notes is connected, must include in their taxable income any interest (including accrued but unpaid interest) and the difference between the sale or redemption price (received or accrued) and the lower of the cost or book value of the notes sold or redeemed.

Net wealth tax

Luxembourg net wealth tax will not be levied on a noteholder, unless (i) such holder is a Luxembourg fully taxable resident company or (ii) such notes are attributable to an enterprise or part thereof which is carried on through a Luxembourg permanent establishment by a non-resident company.

Other taxes

There is no Luxembourg registration tax, stamp duty or any other similar tax or duty payable in Luxembourg by noteholders as a consequence of the issuance of the notes, nor will any of these taxes be payable as a consequence of a subsequent sale, transfer, other disposal or redemption of the notes or upon conversion and/or exchange of notes for Shares.

Luxembourg inheritance tax may be levied on the transfer of notes upon the death of a Luxembourg resident noteholder.

Luxembourg gift tax will be levied in the event that a gift of notes is made pursuant to a notarial deed signed before a Luxembourg notary.

Tax neutrality regime related to the conversion/exchange of notes for new or existing Shares

As a general rule, a conversion and/or an exchange of securities is considered for Luxembourg tax purposes as a sale at fair market value of the securities followed by the acquisition of the securities received in exchange and/or converted into.

Capital gains realized upon a conversion and/or exchange of notes for new or existing Shares by Luxembourg resident individual noteholders acting in the course of the management of their private wealth, are not subject to income tax, unless notes are converted within six months of their acquisition.

The conversion and/or exchange of notes for Shares may be performed in tax neutrality by Luxembourg resident corporate noteholders and resident individuals acting in the course of the management of their business activity. The price and acquisition date of Shares received upon conversion and/or exchange of notes will for tax purposes correspond to the price and acquisition date of the converted and/or exchanged notes.

Renunciation of the tax neutrality regime

The tax neutrality regime is optional and if noteholders renounce tax neutrality, the following tax treatment applies.

Capital gains realized upon the conversion and/or exchange of notes for Shares by Luxembourg resident individual noteholders, who act in the course of their business activity are subject to income tax on the difference between the value of Shares and the lower of the cost or book value of the converted and/or exchanged notes.

Except where the noteholder is tax exempt, capital gains realized upon the conversion and/or exchange of notes for Shares by Luxembourg corporate noteholders or non-resident corporate noteholders which have a permanent establishment in Luxembourg with which the holding of the notes is connected, are subject to corporate tax on the difference between the value of Shares and the lower of the cost or book value of the converted and/or exchanged note.

Taxation of Shareholders

Luxembourg tax residency of Shareholders

A Shareholder will not become resident, or be deemed to be resident, in Luxembourg by reason only of the acquisition, holding, sale or disposal of Shares.

Luxembourg withholding tax on dividends paid on Shares

Dividends distributed by the Issuer will in principle be subject to Luxembourg withholding tax at the rate of 15%.

Luxembourg resident corporate holders of Shares

No dividend withholding tax applies on dividends paid by the Issuer to a Luxembourg resident corporate holder holding Shares (that is, a fully taxable entity within the meaning of Article 159 of the Luxembourg Income Tax Law), which meets the qualifying participation test (that is, a shareholding in the Issuer of at least 10% or having an acquisition cost of at least €1.2 million held or committed to be held for a minimum one year holding period). If such exemption from dividend withholding tax does not apply, a Luxembourg resident corporate holder will be entitled to a tax credit for the tax withheld.

Luxembourg resident individual holders of Shares

Luxembourg withholding tax on dividends paid by the Issuer to a Luxembourg resident individual holder of Shares will entitle such Luxembourg holder to a tax credit for the tax withheld.

Non-resident holders of Shares

A non-resident holder of Shares, provided it qualifies as an undertaking with a collective character subject to a tax comparable to corporate income tax as provided by the Luxembourg Income Tax Law, which is resident in a country that has concluded a double taxation treaty with Luxembourg will be able to claim an exemption from Luxembourg dividend withholding tax under Article 147 of the Luxembourg Income Tax Law. Treaty relief may also be claimed under the conditions and subject to the limitations set forth in relevant double taxation treaties concluded with Luxembourg.

Non-resident undertakings with a collective character which fall within the scope of Article 2 of the amended European Council Directive 90/435/EC on the common system of taxation applicable in the case of parent companies and subsidiaries of different Member States (the “Parent-Subsidiary Directive”), joint-stock companies or cooperative companies subject to a tax comparable to corporate income tax as provided by the Luxembourg Income Tax Law resident in a State being part of the European Economic Area (EEA) other than a Member State, and joint-stock companies resident in Switzerland subject to corporate income tax in Switzerland without benefiting from an exemption, will be able to claim an exemption from Luxembourg dividend withholding tax under conditions set forth in Luxembourg law in the same way as in in the Parent-Subsidiary Directive.

Luxembourg income tax on dividends paid on Shares and capital gains

Luxembourg resident individual holders of Shares

For Luxembourg resident individuals, income in the form of dividends or capital gains derived from the Shares will normally be subject to individual income tax at the applicable progressive rate (the top marginal tax rate is 38%), plus an unemployment fund contribution levied thereon at the rate of 2.5%. Such dividends may benefit from the 50% exemption set forth in Article 115(15a) of the Luxembourg Income Tax Law, subject to fulfillment of the conditions set out therein. Capital gains will only be taxable if they are realized on a sale of Shares, which takes place before their acquisition or within the first six months following their acquisition, or if the relevant holder has held (together with his or her spouse and underage children) directly or indirectly more than 10% of the capital of the Issuer at anytime during the past five years.

Luxembourg resident corporate holders of Shares

For Luxembourg resident corporate holders, income in the form of dividends or capital gains derived from Shares will be subject to corporate income tax and municipal business tax. The combined rate for these two taxes (including an unemployment fund contribution of 4%) is 28.59% in the City of Luxembourg. Such dividends may benefit either from the 50% exemption set forth in Article 115(15a) of the Luxembourg Income Tax Law or from the full exemption set forth in Article 166 of the Luxembourg Income Tax Law, subject in each case to fulfillment of the respective conditions set out therein. Capital gains realized on the sale of Shares may benefit from the full exemption provided for by Article 166 of the Luxembourg Income Tax Law and by the Grand Ducal Decree of December 21, 2001, as amended, subject to fulfillment of the conditions set out therein.

Non- resident holders of Shares

Capital gains arising upon disposal of Shares by a non-resident individual or corporate holder of Shares who is a non-Luxembourg holder of ArcelorMittal shares who realizes a gain on disposal thereof (and who does not have a permanent establishment in

Luxembourg to which Shares are attributable) and who is not resident in a country which has concluded a double tax treaty with Luxembourg which allocates the right of taxation to the country of residence of the holder, will only be subject to Luxembourg taxation if such holder has (together with his or her spouse and underage children) directly or indirectly held more than 10% of the capital of Issuer at anytime during the past five years, and either (1) the disposal of Shares occurs before their acquisition or within six months from their acquisition, or (2) such holder has been a resident of Luxembourg for tax purposes for at least 15 years and has become a non-resident within the five years preceding the realization of the gain.

A corporate non-resident holder (that is an entity within the meaning of Article 159 of the Luxembourg Income Tax Law), which has a permanent establishment in Luxembourg to which Shares would be attributable, will bear corporate income tax and municipal business tax on (i) dividends received unless dividends are exempt under Article 166 of the Luxembourg Income Tax Law and (ii) on capital gains realized on a disposal of such Shares unless such capital gains are exempt under Article 166 of the Luxembourg Income Tax Law and the Grand Ducal Decree of December 21, 2001, as amended.

Net wealth tax

Luxembourg net wealth tax will not be levied on a holder of Shares, unless (i) such holder is a Luxembourg fully taxable resident company or (ii) such Shares are attributable to an enterprise or part thereof which is carried on through a Luxembourg permanent establishment by a non-resident company.

Holders of Shares may be exempt from net wealth tax subject to the conditions set forth in Article 60 of the Law of October 16, 1934 on the valuation of assets (Bewertungsgesetz), as amended.

Other taxes

No registration tax will be payable by a holder of Shares upon the disposal of Shares by sale or exchange.

Luxembourg inheritance tax may be levied on the transfer of Shares upon the death of a Luxembourg resident holder.

Luxembourg gift tax will be levied in the event that a gift of Shares is made pursuant to a notarial deed signed before a Luxembourg notary.

U.S. Federal Income Taxation

The following discussion is a summary of the principal U.S. federal income tax consequences that are likely to be relevant in respect of the ownership and disposition of notes. This summary applies to investors that hold the notes as capital assets and that purchase their notes in the initial offering at the initial offering price. This summary does not purport to address all tax consequences that may be relevant to a particular investor. For example, this summary also does not take into account the specific circumstances of particular investors, some of which (such as tax-exempt entities, banks, insurance companies, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, partnerships and other pass-through entities, investors liable for the U.S. alternative minimum tax, investors that own or are treated as owning 10% or more of ArcelorMittal’s voting shares, investors that hold the notes as part of a straddle, hedge, conversion, constructive sale or other integrated transaction, and U.S. Holders (as defined below) whose functional currency is not the U.S. dollar) may be subject to special tax rules. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations issued thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”), all as in effect on the date hereof, and all of which are subject to change (possibly with retroactive effect) or to differing interpretations. The summary below does not take into account any state, local or non-U.S. tax issues that may be relevant to an investor. For a discussion of the principal U.S. federal income tax consequences that are likely to be relevant in respect of the ownership and disposition of the Shares, consult the section “Taxation—United States Taxation” in the Company’s 2008 Form 20-F.

Consequences to U.S. Holders

The discussion below applies to “U.S. Holders” of notes. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof, or the District of Columbia; or

•	any other person that is subject to U.S. federal income tax on a net income basis in respect of the notes.

The U.S. federal income tax consequences of a partner in a partnership holding the notes generally will depend on the status of the partner and the activities of the partnership. We recommend that partners in such a partnership consult their own tax advisors.

Payments of Interest on the Notes

It is expected, and therefore this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, if you are a U.S. Holder, the interest you receive on the notes will generally be subject to United States taxation and will generally be considered ordinary foreign source interest income on which you will be taxed in accordance with the method of accounting that you use for tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a note (other than a conversion of a note as described below under “—Conversion into Shares and Cash”), you generally will recognize U.S. source capital gain or loss equal to the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest not previously included in income, which generally will be treated as interest as described under “—Payments of Interest on the Notes”) and (ii) your adjusted tax basis in the note.

Your adjusted tax basis in a note generally will equal the acquisition cost of the note. Such capital gain or loss will be long-term capital gain or loss if, at the time of such disposition, you have held the note for more than one year. Long-term capital gains recognized by individual U.S. Holders before January 1, 2011 will generally be subject to a maximum rate of 15 percent. The deductibility of capital losses is subject to limitations.

Conversion into Cash

If you convert a note and receive solely cash, you will recognize gain or loss in the same manner as if you had disposed of the note in a taxable disposition as described under “—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes” above.

Conversion into Shares

Except as discussed below, you generally will not recognize gain or loss upon the conversion of a note solely into Shares. The fair market value of the Shares received with respect to accrued interest will be taxed as such, as discussed under “—Payments of Interest on the Notes” above. Your tax basis in the Shares received upon a conversion of a note (other than Shares received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted. Your tax basis in the Shares received with respect to accrued interest will equal the fair market value of the stock received. Receipt of cash in lieu of a fractional share will generally be treated as a sale of such fractional share, and you will recognize capital gain or loss upon such sale in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share. Your tax basis in a fractional share will be determined by allocating your tax basis in the Shares between the Shares received upon conversion and the fractional share, in accordance with their respective fair market values.

Your holding period for the Shares received will include your holding period for the note converted, except that the holding period of any Shares received with respect to accrued interest will commence on the day after the date of receipt.

Conversion into Shares and Cash

If you convert a note and receive a combination of Shares and cash, we intend to take the position (and the following discussion assumes) that the conversion will be treated as a recapitalization for U.S. federal income tax purposes, although the tax treatment is uncertain.

Assuming such treatment, you will recognize capital gain, but not loss, equal to the excess of the sum of the fair market value of the Shares and cash received (other than amounts attributable to accrued interest, which will be treated as such as described under “—Payments of Interest on the Notes” above) over your adjusted tax basis in the note, but in no event will the capital gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).

In such circumstances, your tax basis in the Shares received upon a conversion of a note (other than Shares received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized, as described in the preceding paragraph. Your tax basis in the Shares received with respect to accrued interest will equal the fair market value of the Shares received.

Receipt of cash in lieu of a fractional share will generally be treated as a sale of such fractional share, and you will recognize capital gain or loss upon such sale in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share. Your tax basis in a fractional share will be determined by allocating your tax basis in the Shares between the Shares received upon conversion and the fractional share, in accordance with their respective fair market values.

Your holding period for Shares received upon conversion will include the period during which you held the notes, except that the holding period of any Shares received with respect to accrued interest will commence on the day after the date of receipt.

The conversion of a note and consequent receipt of both Shares and cash might alternatively be characterized as a sale of a portion of the note for the cash received which would be subjected to tax in the manner described under “—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes” above and as a conversion of a portion of the note into Shares, which would be treated in the manner described under “—Conversion Into Shares” above. Under this alternative characterization, you would not recognize gain or loss with respect to our Shares received (other than Shares attributable to accrued interest), and your holding period for such Shares would include the period during which you held the notes. In such case, your basis in the note would be allocated pro rata between the Shares and cash received, in accordance with their fair market values. You should consult your tax advisors regarding the tax treatment of the receipt of cash and Shares for notes upon conversion.

Constructive Distributions

Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion rate of such instruments is adjusted. However, adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes may not qualify as being pursuant to a bona fide reasonable adjustment formula. For example, a constructive distribution would result if the conversion rate were adjusted to compensate holders of notes for distributions of cash to our stockholders. Other adjustments to the conversion rate of notes (including an adjustment in connection with certain changes in control, as described under “Description of the Notes—Conversion Rate Adjustment Upon a Fundamental Change”) may also be treated as a constructive distribution. If such adjustments are made, you may be deemed to have received constructive distributions includible in your income in the manner described under “Taxation—United States Taxation—Taxation of Distributions” in the Company’s 2008 Form 20-F even though you have not received any cash or property as a result of such adjustments. In addition, in certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

Any constructive distributions received in respect of the notes will not be eligible either for the dividends received deduction or for the preferential tax rate afforded to “qualified dividend income” under U.S. federal income tax law.

Investors should consult their own tax advisors with respect to the tax consequences of any conversion rate adjustment.

Consequences to Non-U.S. Holders

Under current U.S. federal income tax law, if you are not a “United States person” (as defined below), the interest payments that you receive on the notes generally will be exempt from U.S. federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below) of the U.S. Internal Revenue Service to establish that you are not a United States person. For these purposes, a “United States person” is:

•	a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction,

•	a corporation or other entity taxable as a corporation organized under the laws of the United States or any political subdivision thereof,

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and (ii) one or more United States persons have the authority to control all of the trust’s substantial decisions.

Even if you are not a United States person, you may still be subject to U.S. federal income taxes on any interest payments you receive if:

•	you are an insurance company carrying on a U.S. insurance business, within the meaning of the Code, or

•

you have an office or other fixed place of business in the United States that receives the interest and you (i) earn the interest in the course of operating a banking, financing or similar business in the United States or (ii) are a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

If you are not a United States person, any gain you realize on a sale or exchange of the notes generally will be exempt from U.S. federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States, or

•

you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

Information Reporting and Estate Tax

Information returns will be filed with the IRS in connection with note payments made to certain U.S. Holders. If you are a U.S. Holder, you generally will not be subject to U.S. backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent and certify that no loss of exemption from backup withholding has occurred. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes, subject to the conditions described in the preceding sentence. If you are a Non-U.S. Holder, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person. The amount of any backup withholding will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

A note held by an individual holder who at the time of death is a non-resident alien will not be subject to U.S. federal estate tax.

CONCURRENT COMMON SHARES OFFERING

Concurrently with this offering, we are offering 125,143,915 common shares (or a total of 140,882,634 shares if the Underwriters exercise their option in full) pursuant to a separate registration statement and prospectus. This convertible note offering is not contingent upon the common shares offering and the common shares offering is not contingent upon this convertible note offering. We currently anticipate raising approximately $3.55 billion million in aggregate gross proceeds from the two offerings (up to approximately $4.0 billion if the Underwriters exercise their option for each offering in full). However, amounts sold in each offering may increase or decrease based on market conditions relating to that particular security. We cannot assure you that we will complete the concurrent common shares offering.

UNDERWRITING

The Company and Goldman Sachs International, CALYON and Société Générale, as representatives (the “Representatives”) on behalf of the several Underwriters named below have entered into an underwriting agreement with respect to the notes being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriter	Principal amount of notes
Goldman Sachs International	$188,172,000
CALYON	188,171,000
Société Générale	188,171,000
Morgan Stanley & Co. International plc	22,581,000
BNP PARIBAS	22,581,000
ABN AMRO Bank N.V., London Branch	22,581,000
HSBC Bank plc	22,581,000
Citigroup Global Markets Limited	22,581,000
J.P. Morgan Securities Ltd.	22,581,000

Total	$700,000,000

The Underwriters are committed to take and pay for all of the notes being offered, if any are taken, other than the notes covered by the option described below unless and until this option is exercised.

If the Underwriters sell more notes than the total principal amount set forth in the table above, the Representatives on behalf of the Underwriters may exercise the Underwriters’ option to buy up to an additional $100,000,000 in principal amount of notes from the Company. They may exercise that option for 30 days. If any notes are purchased pursuant to this option, the Underwriters will severally purchase the notes in approximately the same proportion as set forth in the table above.

The following table shows the per note and total underwriting discounts and commissions to be paid to the Underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the Underwriters’ option to purchase $100,000,000 in principal amount of notes.

Paid by the Company

	No Exercise	Full Exercise
Per note	$11.80	$11.80
Total	$8,260,000	$9,440,000

In addition to the amounts shown above, the Company may pay an incentive fee at its sole discretion of up to 0.50% of the aggregate public offering price of the Notes.

Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. If all the notes are not sold at the initial public offering price, the Underwriters may change the offering price and the other selling terms. The offering of the notes by the Underwriters is subject to receipt and acceptance and subject to the Underwriters’ right to reject any order in whole or in part.

We have been advised by the Underwriters that the Underwriters are expected to make offers and sales both inside and outside the United States through its respective selling agents. Any offers and sales in the United States will be conducted by brokers and dealers registered with the Securities and Exchange Commission. Goldman Sachs International is expected to make offers and sales in the United States through its registered broker-dealer affiliate, Goldman, Sachs & Co. Société Générale is expected to make offers and sales in the United States through its registered broker-dealer affiliate, SG Americas Securities, LLC. CALYON is expected to make offers and sales in the United States through its registered broker-dealer affiliate, Calyon Securities (USA) Inc.

The notes are a new issue of securities with no established trading market. We have been advised by the Underwriters that the Underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

The Company, Ipsat International Investments, SL and Mittal Investments S.à r.l. have agreed with the Underwriters, subject to certain exceptions, without the prior written consent of the Representatives, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any common shares of the Company, or any options or warrants to purchase any common shares of the Company, or any securities convertible into, exchangeable for or that represent the right to receive common shares of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the Company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

In connection with the offering, the Underwriters may purchase and sell notes and shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of notes or shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the Underwriters’ option to purchase additional notes or shares from the Company in the offering. The Underwriters may close out any covered short position by either exercising their option to purchase additional notes or shares or purchasing notes or shares in the open market. In determining the source of notes or shares to close out the covered short position, the Underwriters will consider, among other things, the price of notes or shares available for purchase in the open market as compared to the price at which they may purchase additional notes or shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The Underwriters must close out any naked short position by purchasing notes or shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the notes or shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of notes or shares made by the Underwriters in the open market prior to the completion of the offering.

The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the Underwriters have repurchased notes or shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the Underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes or shares. As a result, the price of the notes or shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

It is expected that delivery of the Notes will be made against payment therefor on or about May 6, 2009 which will be five business days following the date of pricing (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade at the commencement of trading will be required, by virtue of the fact that the common stock initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the Underwriters have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each Underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if the Issuer was not an authorised person, apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each Underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company, for which they received or will receive customary fees and expenses. Because certain of the Underwriters are lenders under certain of our credit facilities and, in the aggregate, will receive more than 10% of the net proceeds of this offering when the Company repays amounts outstanding under those facilities with the proceeds of this offering, this offering is being made pursuant to the provisions of FINRA Rule 5110(h).

EXPENSES OF THE OFFERING

ArcelorMittal estimates that the total expenses in connection with this offering other than underwriting discounts and commissions will be as follows:

	Amount	Percentage of Net Proceeds of this Offering
SEC registration fee	$44,640	0.01%
Legal fees and expenses	$525,000	0.08%
Accountant fees and expenses	$75,000	0.01%
Miscellaneous costs	$255,360	0.04%

Total	$900,000	0.13%

All amounts are estimated except the SEC registration fee.

VALIDITY OF SECURITIES

The validity of the notes will be passed upon for ArcelorMittal by Cleary Gottlieb Steen & Hamilton LLP, its United States counsel. Certain matters of Luxembourg law will be passed upon for ArcelorMittal by Elvinger, Hoss & Prussen, its Luxembourg counsel. Certain matters of New York law will be passed upon for the Underwriters by Davis Polk & Wardwell.

EXPERTS

The consolidated financial statements of ArcelorMittal and subsidiaries (the “Company”) as of and for the years ended December 31, 2007 and 2008, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2008 and incorporated by reference herein, have been audited by Deloitte S.A., as stated in their reports set forth therein and incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of income, changes in equity and cash flows of Mittal Steel Company N.V. (predecessor entity of ArcelorMittal) and subsidiaries (“Mittal Steel”) for the year ended December 31, 2006 and the retrospective adjustments to the 2006 financial statements, except for the consolidated financial statements of Arcelor S.A. and its subsidiaries (“Arcelor S.A.”, a consolidated subsidiary) (except for Dofasco, Inc., Belgo Siderurgia S.A., Companhia Siderúrgica Tubarão S.A., Sol Coqueria Tubarão S.A., Acindar Industria Argentina de Aceros S.A., Arcelor España S.A., Arcelor Largos Perfiles, and Laminados Velasco S.L., consolidated subsidiaries of Arcelor, whose consolidated financial statements for the period from August 1, 2006 to December 31, 2006, were audited by Deloitte Accountants B.V.), included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2008, and incorporated by reference herein, have been audited by Deloitte Accountants B.V. as stated in their report set forth therein and incorporated by reference herein (which report expresses an unqualified opinion on the consolidated statements of income, changes in equity and cash flows, and includes an explanatory paragraph referring to (i) the retrospective adjustments made for the finalization of purchase accounting of Arcelor S.A. and (ii) the adjustment to the disclosure for a change in the composition of reportable segments). Such consolidated statements of income, changes in equity and cash flows have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated income statement, statement of cash flows, and statement of changes in shareholders’ equity of Arcelor S.A. (consolidated with those of the Company and not separately incorporated by reference herein), for the five months ended December 31, 2006, have been audited by KPMG Audit S.à r.l., as stated in their report which is included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2008, and is incorporated by reference herein (which report expresses a qualified opinion because the omission of comparative financial information is not in conformity with IFRS and contains an explanatory paragraph stating that the consolidated financial statements are based on historical values of Arcelor S.A.’s assets and liabilities prior to its acquisition by Mittal Steel and, accordingly, do not include the purchase price adjustments to such amounts reflected in the consolidated financial statements of Mittal Steel as a result of such acquisition). Such consolidated income statement, statement of cash flows, and statement of changes in shareholders’ equity have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

All of the foregoing firms are independent registered public accounting firms.